Exhibit 10.2

AGREEMENT OF SALE

BETWEEN

FREDERICK REAL ESTATE, LLC,

AND

FREDERICK OPERATING, LLC,

collectively, as Seller,

AND

CHT PARTNERS, LP,

as Purchaser

October 31, 2012

i

AGREEMENT OF SALE

This AGREEMENT OF SALE (“Agreement”) is made as of October 31, 2012 (the “Effective Date”) between FREDERICK REAL ESTATE, LLC (“Real Estate”), FREDERICK OPERATING, LLC (“Operating”), each a Delaware limited liability company (individually and collectively, the “Seller”), and CHT PARTNERS, LP, a Delaware limited partnership (“Purchaser”).

WITNESSETH:

A.      Real Estate is the owner in fee simple of the land located at 6441 Jefferson Pike, Frederick, Maryland, more particularly described on Exhibit A-2 attached hereto (the “Land”), and has leased the Land and Improvements (as defined before) to Operating pursuant to a lease dated June 28, 2012 (the “Operating Lease”) for purposes of operating an assisted living facility for senior citizens as described on Exhibit A-1 annexed hereto (the “ Facility”).

B.      The Facility is included in the Property (as hereinafter defined).

C.      Seller wishes to sell the Property to Purchaser and Purchaser wishes to purchase the Property in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

Definitions

“Accrued Employee Benefits” has the meaning set forth in Section 6(o)(ii).

“Agreement” has the meaning set forth in the introductory paragraph.

“Affiliate” With respect to any person or entity, (A) all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or (B) all persons or entities that, directly or indirectly, own, are owned by, or under common ownership with, such person or entity. For purposes of this definition, “control” and “own” shall mean: (a) ownership, directly or indirectly, of more than fifty percent (50%) of the issued and outstanding equity interests in an entity, together with (b) the ability, through the ownership of said equity interests, by contract, or otherwise, to direct the management of such entity.

“Appurtenances” has the meaning set forth in Section 3(a).

“Books and Records” has the meaning set forth in Section 3(a).

“Business” means the business currently being operated on the Real Property or any portion thereof, and all activities related thereto.

“Business Day” means any day other than (i) Saturday, (ii) Sunday, or (iii) any other day when federally insured banks in New York, New York are required or authorized to be closed.

“Casualty” has the meaning set forth in Section 16(b).

“Casualty Termination Event” has the meaning set forth in Section 16(b).

“Closing” has the meaning set forth in Section 9(a).

“Closing Date” has the meaning set forth in Section 9(a).

“Closing Statement” has the meaning set forth in Section 10(a)(xv).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” has the meaning set forth in Section 6(r).

“Commercial Leases” shall mean all leases, subleases, licenses, rental, use and occupancy agreements, commitments, documents, and instruments granting to any other person the right to use or occupy the Real Property or any portion thereof, and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees) other than the Residency Agreements or the Operating Lease.

“Covered Person” has the meaning set forth in Section 7(h).

“Deed” has the meaning set forth in Section 10(a)(i).

“Deposit” has the meaning set forth in Section 2(b)(ii).

“Diligence Materials” has the meaning set forth in Section 20.

“Due Diligence Deadline” means 5 P.M. Eastern Standard Time on the first Business Day following the forty fifth (45th) day after the Effective Date.

“Due Diligence Period” shall mean the period commencing on the Effective Date and expiring on the Due Diligence Deadline.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Employee Contracts” has the meaning set forth in Section 6(o)(i).

“Environmental Laws” means all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof).

“Environmental Reports” means those environmental reports set forth on Schedule 3 attached hereto.

“Escrow Agent” shall mean the Title Company.

“Existing Surveys” has the meaning set forth in Section 4(a).

“Facility” has the meaning set forth in the recitals.

“Facilities” has the meaning set forth in the recitals.

“Hazardous Materials” shall mean, without limitation, polychlorinated biphenyls, urea formaldehyde, radon gas, lead paint, radioactive matter, medical waste, asbestos, petroleum products, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), and any substance, material, waste, pollutant or contaminant listed or defined as hazardous, infectious or toxic under any applicable federal, state or local law.

“Improvements” has the meaning set forth in Section 3(a).

“Indemnification Claim” has the meaning set forth in Section 14(b)(iii).

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnitee” has the meaning set forth in Section 14(b)(iii).

“Indemnitor” has the meaning set forth in Section 14(b)(iii).

“Initial Deposit” has the meaning set forth in Section 2(b)(i).

“Intangibles” has the meaning set forth in Section 3(a)(x).

“Interim Licensure Arrangements” has the meaning set forth in Section 5(b)(iv).

“Interim Licensure Period” has the meaning set forth in Section 5(b)(iv).

“Knowledge Parties” shall have the meaning set forth in Section 6.

“Land” has the meaning set forth in the recitals.

“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, and “Liabilities” has a corresponding meaning.

“Lists” has the meaning set forth in Section 6(n)(i).

“NOI Holdback” shall mean the sum of Nine Hundred Ninety-Eight Thousand Eight Hundred Twenty-Five and No/100 Dollars ($998,825.00).

“Non-Permitted Title Objections” has the meaning set forth in Section 4(c)(i).

“OFAC” has the meaning set forth in Section 6(n).

“Operating Lease or Operating Leases” has the meaning given in the recitals.

“Option Agreement” shall have the meaning set forth in Section 4(f).

“Option Property” and “Option Properties” shall mean, individually and collectively, respectively, those properties set forth on Schedule 15 annexed hereto.

“Option Property Owner” and “Option Property Owners” shall mean, individually and collectively, respectively, the owners of the Option Properties.

“Order or Orders” has the meaning set forth in Section 6(n).

“Other Assets” has the meaning set forth in Section 3(a)(xiii).

“Owner’s Policy” has the meaning set forth in Section 5(b)(1).

“Permitted Exceptions” has meaning set forth in Section 4(a).

“Personalty” has the meaning set forth in Section 3(a)(v).

“Prior Owner Diligence Materials” has the meaning set forth in Section 6.

“Property” has the meaning set forth in Section 3(a).

“Purchase Price” has the meaning set forth in Section 2(a).

“Purchaser Commissioned Reports” means any and all reports commissioned at any time prior to Closing by or on behalf of Purchaser relating to the environmental or physical condition of the Property, including without limitation Phase I or Phase II environmental reports, mechanical reports, property condition reports, structural or engineering reports, and zoning reports.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 5(b).

“Purchaser’s Closing Conditions” has the meaning set forth in Section 5(b).

“Purchaser’s Closing Deliveries” shall have the meaning set forth in Section 10(b).

“Purchaser’s Default” has the meaning set forth in Section 13(a).

“Purchaser’s Designee” has the meaning set forth in Section 2(d).

“Purchaser’s Indemnitees” means Purchaser, Purchaser’s Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees. “Purchaser” has the meaning set forth in introductory paragraph.

“Purchaser’s Out of Pocket Cost Cap” shall mean the aggregate sum of Four Hundred Thousand and No/100 Dollars ($400,000.00) for the Property and the Related Properties.

“Real Property” shall mean the Land and the Improvements.

“Related Agreements” means those certain Agreements of Sale by and between Purchaser and the Related Property Sellers with respect to the Related Properties executed on or around the Effective Date, and “Related Agreement” has a corresponding meaning.

“Related Property” and “Related Properties” shall mean, individually and collectively, respectively, those properties set forth on Schedule 6 annexed hereto.

“Related Property Seller” and “Related Property Sellers” shall mean, individually and collectively, respectively, the sellers of the Related Properties under the Related Agreements.

“Required Governmental Approvals” means all licenses, permits, authorizations and certifications from all governmental authorities or otherwise that are necessary for the management and operation of the Facilities for their current uses following the Closing Date, including any State of Maryland facility license, certificate of need and any certifications from Medicaid.

“Residency Agreements” shall mean all leases, rental, use, occupancy and reservation agreements, commitments, documents and instruments relating to any Property and all related documents, instruments, agreements, letters of credit, deposits and other items (including, without limitation, guarantees) which relate to the occupancy of portions of the Property by individuals for independent living or assisted living purposes, as applicable.

“Second Deposit” has the meaning set forth in Section 2(b)(ii).

“Seller” has the meaning set forth in introductory paragraph.

“Seller’s Closing Condition Failure” has the meaning set forth in Section 5(a).

“Seller’s Closing Conditions” has the meaning set forth in Section 5(a).

“Seller’s Closing Deliveries” has the meaning set forth in Section 10(a).

“Seller’s Default” has the meaning set forth in Section 13(b).

“Seller’s Indemnitees” means Seller, Seller’s Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees.

“Service Contracts” has the meaning set forth in Section 3(a)(viii).

“Substantial Portion” has the meaning set forth in Section 16(a)(ii).

“Surveys” has the meaning set forth in Section 4(a).

“Taking” has the meaning set forth in Section 16(a)(i).

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority on Seller with respect to the Property, including without limitation, the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tests” has the meaning set forth in Section 4(d)(i).

“Third-Party Claim” means, with respect to the person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the person in question by any other person which is not an Affiliate of the person in question.

“Title Commitment” has the meaning set forth in Section 4(a).

“Title Company” shall mean First American Title Insurance Company, National Commercial Services Division, whose address is 420 S. Orange Avenue, Suite 250, Orlando, Florida 32801, Attention: Michael Moore, Esq.

“Title Objection Date” has the meaning set forth in Section 4(a).

“Transactions” means the transactions contemplated by this Agreement relating to the Property.

“Transfer Taxes” has the meaning set forth in Section 12(c).

“WARN Act” means Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

1.      Purchase and Sale.    Seller agrees to sell and assign, as applicable, to Purchaser, and Purchaser agrees to purchase and assume, as applicable, from Seller, the Property, as hereinafter defined, for the Purchase Price, as hereinafter defined, and subject to the terms and conditions set forth in this Agreement.

2.      Purchase Price.

(a)      The purchase price (the “Purchase Price”) for the Property shall be Seventeen Million and No/100 Dollars ($17,000,000.00), subject to pro-rations and the adjustments expressly set forth in this Agreement. The Parties agree that the Purchase Price shall be allocated between the Real Property, Personal Property and other Property as applicable for federal, state and local tax purposes as reasonably determined by Purchaser and Seller during the Due Diligence Period. An allocation which is consistent with the allocation set forth in the third-party appraisal of the Property obtained by Purchaser (a copy of which shall be provided to Seller), shall be deemed to be a reasonable allocation.

(b)      The Purchase Price shall be payable by Purchaser to Seller as follows:

(i)      Within three (3) Business Days after the Effective Date, the sum of Two Hundred Thirty Four Thousand and Nine Hundred Twenty and No/100 Dollars ($234,920.00) (the “Initial Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an account designated by Escrow Agent or by certified check of Purchaser or bank teller’s check to the order of Escrow Agent.

(ii)      If Purchaser has not terminated this Agreement prior to the Due Diligence Deadline, then within one (1) Business Day after the Due Diligence Deadline, the sum of One Hundred seventy Six Thousand One Hundred Ninety and No/100 Dollars ($176,190.00) (the “Second Deposit”, and the Initial Deposit and the Second Deposit are hereinafter collectively referred to as the “Deposit”) shall be paid by electronic wire transfer of immediately available federal funds to an account designated by Escrow Agent or by certified check of

Purchaser or bank teller’s check to the order of Escrow Agent. The Deposit shall include all interest earned thereon. In the event any check in payment of the Deposit is cancelled or returned uncollected, Seller, at its sole option, may cancel this Agreement and/or pursue any legal remedies Seller may have against Purchaser on such check at the sole expense of Purchaser, such remedies being cumulative and not exclusive.

(iii)      On the Closing Date, the cash amount of the Purchase Price less the Deposit, as adjusted and pro-rated as expressly set forth in this Agreement, to be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrow Agent or as Escrow Agent may direct to Purchaser prior to the Closing and Purchaser shall cause Escrow Agent to distribute such funds to Seller in accordance with this Agreement.

(iv)      At Closing, Seller shall deposit the NOI Holdback with the Title Company, which NOI Holdback shall be held and disbursed in accordance with that certain Yield Guaranty and Escrow Agreement in a form to be agreed upon by Seller and Purchaser prior to the Due Diligence Deadline (the “Yield Guaranty and Escrow Agreement”).

(c)     Escrow Agent shall hold and disburse the Deposit (or so much thereof as Escrow Agent is then holding) as follows:

(i)      Upon the Closing, Escrow Agent is authorized and directed to pay the Deposit to Seller (or as Seller may direct).

(ii)      In the event Seller terminates this Agreement pursuant to Section 5(a) or 13(a) below, Escrow Agent shall pay the Deposit to Seller, who shall retain the Deposit in accordance with Section 13(a) below.

(iii)      In the event this Agreement is terminated as provided herein by reason other than a Purchaser’s Default, Escrow Agent shall pay the Deposit to Purchaser.

(iv)      Escrow Agent shall invest and reinvest the proceeds of the Deposit, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Deposit or bank money market account(s) as Seller and Purchaser shall agree. If the Closing occurs, then any interest earned on the Deposit shall be paid to Purchaser. If the Closing does not occur, then such interest shall follow the Deposit. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.

(v)      Escrow Agent, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit for the purposes as provided in this Agreement. In the event of any dispute, Escrow Agent shall have the right to deposit the Deposit in court to await the resolution of such dispute. Escrow Agent shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof.

(vi)      Except as otherwise provided for in Section 2(c)(i) and in this paragraph below, Escrow Agent shall not pay or deliver the Deposit to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrow Agent is hereby authorized and directed to make such payment or delivery. If Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment or delivery, Escrow Agent shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, Escrow Agent shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrow Agent is required by an order or judgment of a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, if Purchaser makes a demand for the Deposit before the Due Diligence Deadline, then the Deposit shall automatically be returned to Purchaser, and Seller shall have no right to object.

(vii)      In the event that Escrow Agent shall receive conflicting instructions or objections from Purchaser or Seller, Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Each of Seller and Purchaser agree to reimburse Escrow Agent, upon demand, for one half (1/2) of the reasonable costs and expenses incurred by Escrow Agent in connection with such consultation. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any reasonable costs and fees paid by the prevailing party or paid from the escrowed funds to Escrow Agent.

(viii)      Except for any claim, action or proceeding resulting in a final determination that Escrow Agent acted in bad faith, negligently or engaged in any type of willful misconduct, Escrow Agent shall not be responsible for any loss or delay occasioned by the closure or insolvency of the institution with which any funds are invested in accordance with this Agreement, and shall have no liability for interest on such funds. Escrow Agent shall not be liable for any loss or delay occasioned by the failure of said financial institution to wire funds in a timely manner.

(ix)      Escrow Agent may receive other benefits from the financial institution where the funds are deposited. Based upon the deposit of escrow funds in demand deposit accounts and other relationships with the financial institution, Escrow Agent is eligible to participate in a program whereby it may (i) receive favorable loan terms and earn income from the investment of loan proceeds and (ii) receive other benefits offered by the financial institution.

(d)      Purchaser’s Designated Transferee.    Purchaser may assign the right to take title to the Property to (i) one or more special purpose entities that are Affiliates of Purchaser, subject to and in accordance with Section 18(e), or (ii) an entity or entities formed by a real estate investment trust at the request of Purchaser for the sole purposes of holding the fee simple title to the Property and leasing it to Purchaser and/or one or more of Purchaser’s Affiliates (either (i) or (ii), a “Purchaser’s Designee”); provided, however, that such designation shall not delay the Closing Date and Purchaser shall notify Seller of such assignment prior to the Closing Date. Any assignment by Purchaser to Purchaser’s Designee shall not release or relieve Purchaser from any duties, obligations or rights arising under this Agreement.

3.      Property.

(a)      “Property” means, except for the items listed in Section 3(b), all of Seller’s right, title and interest in:

(i)       The Land;

(ii)      All easements and any other licenses, rights, benefits, and interests appurtenant to the Land (collectively, the “Appurtenances”);

(iii)     All of the buildings, structures, fixtures, and improvements located on, attached to, and/or forming a part of the Land, as well as all property which might be considered personal property except for the fact that it is inextricably related or attached to any such buildings, structures, fixtures and/or other improvements (collectively, the “Improvements”);

(iv)      All tangible personal property owned by the Seller and located on the Real Property or used in connection with the Business, including, without limitation, the automobiles listed as owned on Exhibit I attached hereto, furniture, equipment, machinery, tools, and appliances (the “Personal Property”);

(v)      All food, consumable supplies, and inventories of every kind owned by Seller as of the Closing Date and located at and used in connection with the operation of the Business (the “Consumables” and, together with the Personal Property, the “Personalty”);

(vi)      All Commercial Leases, a complete listing of which, as of the Effective Date, is attached hereto as Schedule 4, together with all security deposits held by Seller thereunder;

(vii)     Any and all trademarks, trade names, brand names, licenses, websites, URLs, domain names, and any and all forms of intellectual property owned by the Seller and relating to the Business including, without limitation, the items identified on Schedule 7 attached hereto (the “Intellectual Property”);

(viii)    All contracts and equipment leases which relate to the operation of the Property and/or the Business, a complete listing of which, as of the Effective Date, is attached hereto on Schedule 2, to the extent assignable or transferable and except to the extent rejected by Purchaser pursuant to Section 4(g) hereof (the “Service Contracts”), together with all deposits made or held by Seller thereunder with respect to such Service Contracts (subject to proration as set forth in Section 11(a)(iv) hereof);

(ix)      Any and all licenses, permits, consents, authorizations, approvals, registrations, and certificates issued by any governmental authority which are held by Seller with respect to the Property (or any part thereof) or the Business, including, without limitation, all licenses, permits, consents, authorizations, approvals, registrations, and certificates issued by any governmental authority necessary for the use, operation, or occupancy of the Land, Improvements, or Business, a complete listing of which, as of the Effective Date, is attached hereto as Schedule 5, but only to the extent assignable or transferable (the “Licenses and Permits”), together with all deposits made or held by Seller thereunder with respect to such Licenses and Permits (subject to proration as set forth in Section 11(a)(iv) hereof);

(x)      To the extent assignable or transferable: (1) any plans, specifications, blue prints, architectural plans, engineering diagrams, and similar items which specifically relate to the Real Property (the “Plans and Specifications”); (2) all warranties and guaranties held by Seller with respect to any Property (the “Warranties”); (3) all development rights; and (4) all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listing in directories, customer and supplier lists and files, guest lists, credit records, labels, security codes, all records and sales and other customer data, and any unexpired guaranties or warranties (collectively, with the Commercial Leases, Licenses and Permits, Plans and Specifications, and Warranties, the “Intangibles”);

(xi)      Copies of all of Seller’s books and records which relate to the Real Property, the Facilities, or the Business, including without limitation the original versions of all files for current residents, copies of all documents relevant to the operation of the Facilities and the Business, and copies of all files relating to former residents, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”);

(xii)      The Residency Agreements; and

(xiii)     All other assets, rights, and interests of Seller in and to the Real Property, the Facility, or the Business not otherwise constituting Excluded Assets (the “Other Assets”).

Attached hereto as Schedule 12 is a fixed asset schedule for the Property, and Seller and Purchaser shall use commercially reasonably efforts to agree on a list of all significant Personal Property (based on such fixed asset schedule) on or before the date which is five (5) days prior to the Due Diligence Deadline. Notwithstanding the foregoing sentence, at least ten (10) days prior to the Due Diligence Deadline, Seller shall deliver to Purchaser a proposed list of all such significant Personal Property.

(b)      “Property” shall not include, and Seller shall not sell, transfer, or convey to Purchaser, the following (collectively, the “Excluded Assets”):

(i)       Accounts receivable relating to the Facilities and the Business which exist on the Closing Date;

(ii)      All books and records relating to Seller which do not otherwise constitute Books and Records. Notwithstanding Section (3)(a)(xi) hereof, Seller shall be entitled to retain copies of all current residents’ files and all retained employees’ files, and all original files concerning former residents and former employees.

(iii)     The computer software and systems set forth on Schedule 1;

(iv)      All Medicare and Medicaid provider agreements in respect of such Facility;

(v)       Except for deposits expressly included in Section 3(a) hereof, all cash on hand at the Facilities (subject to pro-rations pursuant to Section 11 below), cash equivalents, bank accounts and similar type investments, such as certificates of deposit, treasury bills and other marketable securities wherever and however held;

(vi)      All proprietary materials and documents of Seller or Seller’s manager set forth on Schedule 14, provided that Seller shall transfer to Purchaser (to the extent in the Seller’s possession or control) copies of operations handbooks and manuals for all equipment, systems and personal property acquired by Purchaser; and

(vii)     Any removable fixtures, personal property, or intellectual property owned by third-parties set forth on Schedule 8 attached hereto.

Notwithstanding the foregoing, Seller shall cooperate with Purchaser, and shall use commercially reasonable efforts to cause its manager(s) to cooperate with Purchaser, in order to effect the orderly transfer of operation of the Facilities and the Business (including, without limitation, transfer of electronic files and account information).

(c)      At Closing, Seller shall retain all Liabilities for, and Purchaser shall not have any obligation or Liability concerning: (i) any Liabilities under the Commercial Leases, Service Contracts, and Licenses and Permits which have arisen, accrued, or pertain to a period prior to the Closing Date, including, without limitation, the Liability for any payment of any amounts due and payable as of, or accrued but not yet due or payable prior to, the Closing Date; (ii) the payment of all Taxes and assessments due and payable on, or accrued but not yet paid prior to, the Closing Date, except to the extent Purchaser has received a credit for such taxes and assessments pursuant to Section 11 hereof; (iii) the employment benefits of any employees, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of Seller, except to the extent Purchaser has received a credit for such items pursuant to Section 11 hereof; (iv) any claim for personal injury or property damage to any person which is based on any event which occurred at the Property or in connection with the Business prior to the Closing Date; (v) any Liability associated with any of the items constituting Excluded Assets; (vi) any actual, pending litigation involving the Property or the Business existing on the Closing Date; and (vii) any assessments for improvements or other work at the Property or any part thereof incurred prior to Closing (collectively, all items contained in this Section 3(c) being the “Retained Liabilities”). The obligations of the parties under this Section 3(c) shall survive the Closing.

4.      Due Diligence.

(a)      Title. Purchaser shall cause to be issued and delivered to Purchaser title commitments (the “Title Commitment”) issued by the Title Company covering the Real Property, accompanied by a copy of all recorded documents affecting the Real Property listed as exceptions in Schedule B of the Title Commitment. Purchaser shall deliver to Seller copies of such Title Commitments together with copies of all back-up documents on the later of (i) three (3) Business Days after the Effective Date, or (ii) three (3) Business Days after receipt thereof. Seller has delivered to Purchaser a copy of the most recent title policies affecting the Real Property (attached hereto as Exhibit D) and the existing ALTA survey of the Real Property (the “Existing Surveys”). Purchaser shall have the right to obtain new surveys of the Real Property (the “New Surveys”) and/or updates of the Existing Surveys (any such updates, collectively with the Existing Surveys and the New Surveys, the “Surveys”). On or before the date which is ten (10) Business Days prior to the Due Diligence Deadline (the “Title Objection Date”), Purchaser shall furnish Seller with notice (the “Title Notice”) of any objections Purchaser has to any matters shown on the Title Commitment or the Surveys (the “Title and Survey Defects”); provided, however, that except as otherwise set forth in this Agreement, Seller shall have no obligation to cure any Title and Survey Defects unless Seller otherwise expressly agrees to cure any such objection in writing. Any matters shown in the Title Commitment or the Surveys to which Purchaser does not object shall be deemed a “Permitted Exception.” Seller shall, within five (5) Business Days following Purchaser’s delivery of the Title Notice (the “Exception Cure Period”), notify Purchaser in writing as to whether Seller will cause any of the Title and Survey Defects to be cured, eliminated, and/or removed of record (the “Title Response”). If Seller gives notice that it will not cure one or more Title and Survey Defects, or if Seller does not deliver the Title Response during the Exception Cure Period (in which case Seller shall be deemed to have refused to cure any Title and Survey Defects), Purchaser shall have the right, in its sole discretion and for any reason or no reason, to terminate this Agreement on or before the Due Diligence Deadline, in which case this Agreement shall terminate and the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except as otherwise provided herein. All defects, encumbrances, encroachments, or other objections to title that are shown in the Title Commitment or the Surveys and which Seller has not in this Agreement or in a separate writing expressly agreed to remove, shall be deemed “Permitted Exceptions.” If, prior to Closing, any update to the Title Commitment or the Surveys shows any new defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions (the “New Defects”), Purchaser shall notify Seller within five (5) Business Days of its receipt of any such update (the “Updated Title Notice”). Any New Defects that are not timely objected to in an Updated Title Notice shall be deemed “Permitted Exceptions.” Any New Defects which are timely objected to by Purchaser in the Updated Title Notice shall be deemed “Non-Permitted Title Objections” and subject to Section 4(c) below. Notwithstanding the foregoing, Seller will not voluntarily create any additional title encumbrances without the Purchaser’s prior written consent as set forth in Section 7(a) hereof.

(b)      Status of Title. Seller shall deliver, and Purchaser shall accept, title to the Property and consummate the Transactions subject to Permitted Exceptions.

(c)      Non-Permitted Title Objections.

(i)      If, on the Closing Date, any Real Property is affected by any monetary lien of an ascertainable amount, encumbrance, defect, encroachment or other objection to title which is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then, in such event, upon the mutual agreement of Seller and Purchaser, Seller shall be entitled to extend the Closing Date for up to thirty (30) days if Seller, at Seller’s election, chooses to remove or satisfy one or more Non-Permitted Title Objections (an “Objection Extension”).

(ii)     Seller shall not be required to bring any action or proceeding, or to otherwise incur any expense, to remove or discharge a Non-Permitted Title Objection unless Seller elects to remove or satisfy it, whether pursuant to the Title Notice or other written communication delivered to Purchaser. If there shall be any Non-Permitted Title Objections that Seller elects not to remove or discharge, Seller must notify Purchaser in writing (the “Seller’s Notice”) of Seller’s election within five (5) Business Days of Seller’s discovery or receipt of notification of such Non-Permitted Title Objections (“Seller’s Notice Period”). If Seller fails to provide the Seller’s Notice to Purchaser during the Seller’s Notice Period, Seller shall be deemed to have elected not to remove or discharge the Non-Permitted Title Objections.

(iii)      If Seller elects not to cure a Non-Permitted Title Objection, Purchaser may elect either: (1) to terminate this Agreement by giving notice to Seller within five (5) Business Days after receipt of Seller’s Notice; or (2) to take title subject to the Non-Permitted Title Objection with no abatement or reduction of the Purchase Price. If Purchaser fails to timely elect one of these options after receiving Seller’s Notice, Purchaser shall be deemed to have elected to terminate the Agreement pursuant to option (1) herein.

(iv)      If Seller elects to cure a Non-Permitted Title Objection, Seller shall do so at its sole cost and expense. If Seller fails to cure such a Non-Permitted Objection by the Closing Date (as may be extended pursuant to this Agreement), Purchaser may elect either: (1) to terminate this Agreement by providing written notice to Seller, in which event Purchaser shall receive a return of the Deposit and, if the Non-Permitted Title Objection is a monetary lien of an ascertainable amount or a Non-Permitted Title Objection that Seller has expressly agreed in writing to remove and Seller has failed to use all commercially reasonable efforts to cause such removal, then Seller shall reimburse Purchaser for all reasonable, actual, third party, out of pocket costs incurred by Purchaser in connection with the Transactions and the Related Agreements, which amount shall not exceed the Purchaser’s Out of Pocket Cost Cap unless such failure is the result of a wrongful failure to cure such Non-Permitted Title Objection by the Seller, in which event no cap shall apply; or (2) to take title subject to the Non-Permitted Title Objection with no abatement or reduction of the Purchase Price (in which event, such formerly Non-Permitted Title Objection shall be deemed to be a Permitted Exception for all purposes hereunder). Anything in this Section 4(c) to the contrary notwithstanding, an attempt by Seller to remove or discharge any Non-Permitted Title Objection shall not be deemed to be, or to create, an obligation of Seller to remove or discharge the same unless Seller has otherwise expressly agreed to do so in writing.

(v)      The foregoing provisions of this Section 4(c) to the contrary notwithstanding, Seller agrees to remove or discharge (x) any voluntary monetary liens, including without limitation, the existing mortgage financing documents, and (y) any Non-Permitted Title Objections voluntarily created by or through Seller after the Due Diligence Deadline.

(d)      Tests and Inspections.

(i)      From the Effective Date and continuing until the Closing, Purchaser or Purchaser’s Designees shall have the right to enter, upon reasonable prior notice to Seller (not less than two (2) Business Days) and during normal business hours, each Real Property, while this Agreement remains in full force and effect, for the purpose of conducting such inspections, measurements, surveys, studies, investigations, analyses and other tests, relating to all aspects of the Property, including, without limitation, a close review and analysis of the Diligence Materials, as Purchaser deems appropriate (collectively, the “Tests”).

(ii)     Purchaser’s access to the Property shall be subject to the following: (A) Seller shall have the option to have an agent or employee accompany Purchaser at all times during its investigation or inspection of the Property; (B) Purchaser shall have the right to meet and interview upon two (2) Business Days’ notice, with Seller present if Seller so elects, any managers or employees of Seller to discuss the Facilities and the Business, including the revenues, expenses, operation, and physical condition of the Facilities and the Business; (C) Purchaser shall conduct the Tests in a manner that does not unreasonably interfere with the operations of the Facilities and Purchaser shall coordinate all visits to the Facilities in order to minimize the number of visits required insofar as it is reasonably possible to do so; (D) Purchaser shall not conduct any invasive testing without the Seller’s prior written consent, which consent shall be granted or withheld in Sellers’ sole and absolute discretion; (E) Purchaser shall indemnify and hold harmless Seller (and Seller’s manager) from and against all costs, claims, damages, or liabilities incurred by Seller (or Seller’s manager) in connection with or by reason of any damage, death, or injury to any person or property occurring in connection with the Tests (other than any Liability incurred in connection with or by reason of Seller’s actions or Purchaser’s mere discovery of any existing condition, including, without limitation, any Hazardous Materials, except to the extent that Purchaser’s actions or omissions exacerbate any such condition and then Purchaser shall only be liable to the extent such condition is exacerbated by the Purchaser’s acts or omissions), which indemnity shall survive the expiration or any earlier termination of this Agreement; and (F) Purchaser’s delivering to Seller evidence of commercial general liability insurance in the amount of Three Million and No/100 Dollars ($3,000,000.00), in form and substance reasonably acceptable to Seller, and naming Seller as an additional insured thereunder. Notwithstanding the foregoing, if Purchaser obtains a Phase I environmental report with respect to the Property that recommends that Phase II environmental testing be performed, then Purchaser shall have the right to perform such testing subject to Seller’s reasonable approval of the scope, means and location of such testing. Without limiting the generality of the indemnity obligation in subsection (E) of this Section 4(d)(ii), Purchaser shall (i) remove any mechanics’ or other lien which may be recorded against the Property (or any part thereof) by any party providing labor, materials, or services at the request of Purchaser, and (ii) not file or cause to be filed any application or make any request (other than general inquiries regarding the Property and inquiries of the public records) with any governmental or quasi-governmental agency prior to Closing which would or could lead to an investigation or hearing before any governmental or quasi-governmental agency, or which would or could lead to a violation of applicable law or any change in zoning, parcelization, licenses, permits, or other entitlements, or to any investigation or restriction on the use of the Property or any part thereof; provided, however, that Purchaser shall be entitled to submit applications to the applicable governmental and quasi-governmental agencies for the Required Governmental Approvals. Notwithstanding anything herein to the contrary, Purchaser may contact governmental and quasi-governmental authorities in regard to land use and licensing matters to extent: required pursuant to customary due diligence practices; involving licensing of the new operators for any part of the Property; or involving the operation of any part of the Property, the Facilities, or the Business. If Purchaser discovers that further communications with governmental or quasi-governmental authorities are required that go beyond customary due diligence practices and inquiries, Purchaser will provide Seller with two (2) Business Days’ prior written notice before commencing such communications, with Seller present for such communications if Seller so elects.

(iii)      Purchaser shall have the right to cancel this Agreement in its sole and absolute discretion, for any reason (including any title or survey concerns) or no reason (with respect to the entire Property), on or before the Due Diligence Deadline by written notice given to Seller on or before Due Diligence Deadline. If Purchaser duly cancels this Agreement in accordance herewith, this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive termination, and the Deposit shall be returned to Purchaser. If Purchaser does not duly cancel this Agreement in accordance with this subparagraph or if Purchaser waives its right to cancel this Agreement pursuant to written notice thereof given to Seller, (i) this Agreement shall remain in full force and effect and Purchaser shall have no further right to cancel this Agreement under this Section and (ii) Purchaser shall be deemed to have waived any liability of Seller and any right to refuse to consummate the Closing by reason of any condition known to Purchaser as of the Due Diligence Deadline with respect to the Property, the Facility or the Business, including, without limitation, a misrepresentation known to Purchaser, Non-Permitted Title Objection (other than those which Seller has agreed or is otherwise obligated to cure) or any other condition.

(iv)      All information obtained by Purchaser or its representatives relating to the Property, the Business or the Transactions contemplated hereby shall be treated as confidential information. Purchaser shall not disclose any information obtained by Purchaser, including, without limitation, the results of environmental inspections or analysis, to any party (other than the Seller) without obtaining Seller’s prior written consent, except that Purchaser may disclose such information to its consultants, attorneys, prospective manager of the Property, and prospective lenders engaged in the review of same. Notwithstanding the foregoing, Purchaser shall have the right to disclose confidential information to third parties if such disclosure is required by an order of a court of competent jurisdiction or otherwise required by any applicable law (including, but not limited to, regulations and any other requirements promulgated by the U.S. Securities and Exchange Commission), provided that Purchaser delivers reasonable advance notice thereof to Seller. If Purchaser elects to terminate this Agreement pursuant to Section 4(d)(iii), then, upon Seller’s request, Purchaser shall promptly thereafter deliver to Seller copies of all Purchaser Commissioned Reports which Seller requests, without representation or warranty whatsoever as to the completeness or accuracy thereof or liability for any amounts which may be due in connection therewith, all at no additional cost to the Seller. Purchaser shall not be required to deliver any Purchaser Commissioned Reports in Purchaser’s possession or under its control relating to the Property unless Seller has sent to Purchaser a written request for such information.

(e)      Management Agreement.  This Agreement is contingent, subject to and in accordance with the terms of this Section 4(e), upon Purchaser and an affiliate of Capital Health Group Management, LLC (“CHG Management”) entering into and delivering to the Escrow Agent a Management Agreement in form and substance agreed upon by Purchaser and CHG Management (“Management Agreement”) prior to the Due Diligence Deadline. If Purchaser and CHG Management have not executed and delivered the Management Agreement to Escrow Agent as provided in the preceding sentence, each of Seller and Purchaser shall have the right to cancel this Agreement on or before the Due Diligence Deadline by written notice given to the other on or before Due Diligence Deadline. If either party duly cancels this Agreement in accordance with this Section 4(e), this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive termination, and the Deposit shall be returned to Purchaser. If Purchaser or Seller does not timely cancel this Agreement in accordance with this Section 4(e) or if Purchaser and CHG Management execute and deliver the Management Agreement to the Escrow Agent on or prior to the Due Diligence Deadline, (i) this Agreement shall remain in full force and effect and Purchaser shall have no further right to cancel this Agreement under this Section 4(e), and (ii) Purchaser and Seller shall be deemed to have waived any right to refuse to consummate the Closing or any liability of Seller arising out of or in connection with the Management Agreement.

(f)      Option Agreement.  This Agreement is contingent, subject to, and in accordance with the terms of this Section 4(f), upon Purchaser and the Option Property Owners entering into and delivering to Escrow Agent an Option Agreement in form and substance agreed upon by Purchaser and the Option Property Owners with respect to the Option Properties (the “Option Agreement”) prior to the Due Diligence Deadline. If Purchaser and the Option Property Owners have not executed and delivered the Option Agreement to Escrow Agent as provided in the preceding sentence, Purchaser shall have the right to cancel this Agreement on or before the Due Diligence Deadline by written notice given to Seller on or before Due Diligence Deadline. If Purchaser duly cancels this Agreement in accordance with this Section 4(f), this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive termination, and the Deposit shall be returned to Purchaser. If Purchaser does not duly cancel this Agreement in accordance herewith, or if Purchaser and the Option Property Owners execute and deliver the Option Agreement to the Escrow Agent on or prior to the Due Diligence Deadline, (i) this Agreement shall remain in full force and effect and Purchaser shall have no further right to cancel this Agreement under this Section 4(f), and (ii) Purchaser shall be deemed to have waived any right to refuse to consummate the Closing or any liability of Seller arising out of or in connection with the Option Agreement. Purchaser shall, and Seller shall use commercially reasonable efforts to cause the Option Property Owners to, negotiate the terms and provisions of the Option Agreement in good-faith, and Seller shall use commercially reasonable efforts to cause the Option Properties Owners to enter into the Option Agreement prior to the Due Diligence Deadline.

(g)      On the Closing Date, the applicable Service Contracts approved (or deemed approved) by Purchaser during the Due Diligence Period, together with the Commercial Leases and Residency Agreements, shall be assigned by Seller and assumed by Purchaser as of the Closing Date pursuant to documents set forth in Sections 10(a)(viii) and (ix) below, with Purchaser being responsible for the payment of any fee or other charge imposed by any party in connection with such transfer. Notwithstanding the foregoing, on or before the date which is five (5) Business Days prior to the Due Diligence Deadline, Purchaser shall identify in writing to Seller which of the Service Contracts set forth on Schedule 2 that Purchaser agrees to assume; provided, however, that Seller shall not be obligated to terminate any, and Purchaser shall assume all, Service Contracts that are not terminable by their terms or which require the payment of a penalty upon termination, each of which Service Contracts the Purchaser shall be deemed to have approved. Seller shall terminate disapproved items at its sole cost and expense as of the Closing Date. For avoidance of doubt, Purchaser shall not be responsible for the obligations under any Service Contracts that are not assigned to Purchaser pursuant to the documents set forth in Sections 10(a)(viii) and (ix) below.

5.      Conditions to Closing.

(a)      Seller shall not be obligated to proceed with Closing unless and until each of the following conditions (the “Seller’s Closing Conditions”) have been fulfilled:

(i)       Seller’s reasonable satisfaction that there is no material pending or threatened litigation from any third party regarding the parties’ ability to consummate the Transactions;

(ii)      Purchaser shall have (1) paid to Seller, or (2) deposited with Escrow Agent with irrevocable written direction to disburse, the Purchase Price in accordance with Section 2 of this Agreement, subject to the allocations, adjustments, and pro-rations contemplated by this Agreement.

(iii)     The continuing validity (in all material respects) of all of the representations and warranties of Purchaser set forth in Section 8.

(iv)     The other covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

(v)      Concurrently with the Closing, Purchaser (and/or its Affiliates), and the Related Property Sellers shall consummate the closings set forth in the Related Agreements.

If any applicable Seller’s Closing Condition is not satisfied at Closing (a “Seller’s Closing Condition Failure”), and, as applicable, Purchaser fails to cure such condition failure within fifteen (15) days after written notice is delivered to Purchaser by Seller (excepting a failure to deliver the Purchase Price at Closing for which there shall be no cure period), then Seller shall have the right, in Seller’s sole and absolute discretion (unless such Seller’s Closing Condition Failure was caused by or was otherwise within the reasonable discretion or control of Seller), either: (i) to terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Seller in accordance with Section 2(c) (unless such termination is as a result of Seller’s Closing Condition under Section 5(a)(i), in which case the Deposit shall be returned to Purchaser), and the parties hereto shall have no further rights or obligations under this Agreement, except those which expressly survive termination; or (ii) to complete the Transactions.

(b)      Purchaser shall not be obligated to proceed with Closing unless and until each of the following conditions (the “Purchaser’s Closing Conditions”) have been fulfilled:

(i)      The Title Company shall have irrevocably committed to issue (1) an ALTA standard form owner’s policy (the “Owner’s Policy”), in accordance with the Title Commitment and at the prevailing promulgated rates (as applicable) insuring fee title for each Real Property in the amount of the Purchase Price for the Property, subject only to the Permitted Exceptions and otherwise in accordance with Section 4(b) hereof.

(ii)      All Service Contracts not assumed by Purchaser, and all management agreements affecting the Property (other than the Management Agreement), shall be terminated effective as of the Closing Date.

(iii)      At Closing, Seller shall update the representations made in Section 6 below as the facts then exist; provided, however, that Purchaser may terminate this Contract and receive a return of the Deposit in the event there is a change in the representations made by Seller as of the date of this Contract in Sections 6(a) through (e), and Sections 6(g) through (y), which (i) has a material and adverse impact on the Property, Facility, Business or the Purchaser, (ii) is not known to Purchaser as of the Due Diligence Deadline, (iii) is not due to Purchaser’s acts or omissions, and (iv) is not permitted or contemplated in this Agreement. Any change in the representations made in Section 6(f) shall be governed by the terms and conditions of Section 16 below. If Seller’s update delivered at Closing notifies Purchaser of any change in Seller’s representations and warranties and Purchaser does not terminate this Contract but instead elects to close the Transaction, then notwithstanding anything to the contrary contained in this Contract, Seller shall have no liability to Purchaser in connection with such changed representations and warranties as long as the change is not the result of Seller’s acts or omissions.

(iv)      Purchaser shall have obtained the Required Governmental Approvals by the Closing Date (provided that Purchaser, at its sole cost and expense, shall have timely filed for the Required Governmental Approvals and shall have diligently prosecuted such Required Governmental Approval applications (Seller hereby agreeing to cooperate with Purchaser, at no unreimbursed out of pocket cost to Seller, to obtain the Required Governmental Approvals) and shall have copied Seller on such filings and all related correspondence); provided, however, that if Purchaser shall not have obtained the Required Governmental Approvals by the Closing Date (after compliance with its obligations under the first sentence of this subparagraph), then Purchaser shall, to the extent allowed under the laws of Maryland and other applicable laws, enter into interim licensure arrangements with Seller with respect to the Facility in a form to be agreed upon by Seller and Purchaser prior to the Due Diligence Deadline (the “Interim Licensure Arrangements”), which Interim Licensure Arrangements shall satisfy this condition. The term of the Interim Licensure Arrangements shall commence on the Closing Date and shall not exceed a period of fourteen (14) months (the “Interim Licensure Period”); provided, however, that Purchaser shall have the right to extend the Interim Licensure Period for up to six (6) additional periods of one (1) month each, by written notice to Seller given prior to the expiration of the then-current term, together with the payment of a non-refundable $5,000.00 fee to Seller (and not in escrow) for each one (1) month extension exercised by Purchaser. During any Interim Licensure Period, Purchaser shall pay all costs incurred by Seller to maintain any Required Governmental Approvals that are required to operate the Facility and the Business. Purchaser shall be entitled to receive all revenues and shall be obligated to pay all operating costs during any Interim Licensure Period. Purchaser shall indemnify, defend and hold Seller (and its Affiliates) harmless from any claims, demands, costs, damages, losses or causes of action that may arise in relation to Purchaser’s (or its designees) operation of the Facility and the Business during any Interim Licensure Period, and Purchaser’s indemnification obligation shall be guaranteed by an Affiliate of Purchaser reasonably acceptable to Seller. Seller shall continue to cooperate reasonably with, and use commercially reasonable efforts to assist, Purchaser, Purchaser’s Affiliates, and/or Purchaser’s or Purchaser’s Affiliate’s manager to promptly obtain the Required Government Approvals during the Interim Licensure Period, if any. This Section 5(b)(iv) shall survive the Closing until the earlier to occur of: (A) such time as the Required Government Approvals have been obtained by Purchaser, Purchaser’s Affiliate, or Purchaser or Purchaser’s Affiliate’s manager; and (B) the conclusion of the Interim Licensure Period, if any.

(v)      The other covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

(vi)      No event shall have occurred following the Effective Date and prior to the Closing Date which results in a violation of any Environmental Laws, except to the extent caused by or in the reasonable control of the Purchaser, its employees, agents, representatives, consultants or contractors; provided, however, that Seller shall have the right to cure such violation prior to the Closing Date in a manner reasonably acceptable to the Purchaser. For the avoidance of doubt, if an environmental violation is caused by the acts or omissions of Purchaser, its employees, agents, representatives, consultants or contractor, the Purchaser shall not have the right to fail to proceed to Closing (or otherwise terminate or modify this Agreement) as a result thereof, and Seller reserves any and all rights and remedies as a result thereof.

(vii)      Purchaser’s reasonable satisfaction that there is no material pending or threatened litigation from any third party regarding the parties’ ability to consummate the Transactions.

(viii)      No applicable law shall have been enacted that would make illegal or invalid to consummate, or otherwise prevent the consummation of, the Transactions.

(ix)      Concurrently with the Closing, Purchaser (and/or its Affiliates), and the Related Property Sellers shall consummate the closings set forth in the Related Agreements.

If any applicable Purchaser’s Closing Conditions is not satisfied at Closing (a “Purchaser’s Closing Condition Failure”), and, as applicable, Seller fails to cure such condition failure within fifteen (15) days after written notice is delivered by Purchaser to Seller (excepting a failure to deliver Seller’s Closing Deliveries at Closing for which there shall be no cure period), then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was caused by or was otherwise within the discretion or control of Purchaser), in Purchaser’s absolute discretion, either: (i) to terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser in accordance with Section 2(c), and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination; or (ii) to waive such failure and complete the Transactions. If Purchaser terminates this Agreement pursuant to clause (i) above and if such termination is by reason of a Purchaser’s Closing Condition Failure (other than Section 5(b)(vii) and Section 5(b)(viii) (provided Seller shall have used commercially reasonable efforts to cause the satisfaction of such Purchaser’s Closing Condition)) which was within the control or discretion of Seller, then Seller shall reimburse Purchaser for all reasonable, actual, third-party, out-of-pocket expenses incurred by Purchaser in connection with the Transactions, but in no event to exceed the Purchaser’s Out Of Pocket Cost Cap.

6.      Certain Representations and Warranties by Seller.  To induce Purchaser to enter into this Agreement and to consummate the Transactions, each Seller hereby makes the following representations and warranties to Purchaser, upon which each Seller acknowledges and agrees that Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct in all material respects as of the Closing Date (except to the extent such representation is already subject to a materiality standard, in which event such representations and warranties remain true and correct as of the Closing Date):

(a)      Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in the jurisdictions in which the Property which it owns is located and has all requisite power and authority to own the Property and conduct the Businesses as currently owned and conducted.

(b)      This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms.

(c)      Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by each of them pursuant to this Agreement. All of the documents to be delivered by Seller at Closing will, at Closing, be duly authorized, executed and delivered by Seller (and/or, if applicable, its Affiliates), will be the legal, valid and binding obligations of Seller (and/or, if applicable, its Affiliates), and be enforceable against Seller (and/or, if applicable, its Affiliates) in accordance with their respective terms (except as may be limited by bankruptcy insolvency, or other similar laws affecting the rights of creditors generally or the general principles of equity), and the execution and delivery thereof and the performance by Seller of the terms thereof will not violate any material provision of any agreement, instrument, writ, order or decree to which Seller (and/or, if applicable, its Affiliates) is a party, or to which any portion of the Property is subject.

(d)      Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Seller has not received any written notice from any governmental agency or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured, dismissed or waived, or (ii) any failure by Seller to obtain any Licenses and Permits that are necessary for or relate to the ownership and/or operation of the Property or the Business that has not been cured, dismissed, waived or addressed in a plan of correction implemented over the last three (3) years listed on Schedule 13 attached hereto, a true, correct and complete copy of which has been delivered to Purchaser. Except for a certificate of continuing occupancy, any notice to or consent or approval required by any governmental agency regulating the issuance of Required Governmental Approvals to operate senior housing facilities, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency, in order for the parties to consummate the Transactions and for Seller to deliver all documents required to be delivered by Seller under this Agreement.

(e)      Attached hereto as Exhibit I is a list of all vehicles owned or leased (and equipment that is leased) by Seller in connection with the operation of the Facility. Except as otherwise set forth on Exhibit I, Seller owns and has good title to all Personalty, free and clear of any liens and encumbrances, except for the Permitted Exceptions and liens that will be satisfied at Closing. The Property, together with the Excluded Property, constitute all interests in all assets owned or controlled by Seller and any of its Affiliates located at or used in connection with the operation of the Business. Real Estate is the fee simple owner of the Real Property subject to all matters of record, all applicable laws, all conditions disclosed by an accurate survey and all matters set forth in the materials previously delivered by Seller to Purchaser (the “Fee Title Representation”).

(f)      Seller has not received any written notice of any, and to Seller’s Knowledge there is no, condemnation proceeding or other proceeding in the nature of eminent domain in connection with the Property or any portion or portions thereof or any utilities, sewers, roadways or other public improvements serving the Property and, to Seller’s Knowledge, no such condemnation or eminent domain proceeding is threatened which would affect the Property or any portion thereof.

(g)      To Seller’s Knowledge, Seller holds all licenses, permits and authorizations necessary for the operation of the Property and the Business for their contemplated use. Seller has not received any written notice of, and to Seller’s Knowledge there is no, violation of any: (i) applicable laws (including without limitation the Americans with Disabilities Act, the WARN Act, COBRA, and those of environmental agencies), orders, rules or regulations, ordinances or codes of any kind or nature whatsoever relating to the Property, the Business, or any part thereof or the ownership or operation thereof (including, without limitation, zoning, building, fire, health, occupational safety and health, zoning and land use, planning and environmental laws, orders, rules and regulations), which has not been cured, dismissed or waived; (ii) any covenants, conditions, restrictions or agreements affecting or relating to the ownership, use or occupancy of the Property or any part thereof, which has not been cured or waived; or (iii) any order, writ, regulation or decree relating to any matter referred to in (i) or (ii) above.

(h)      Other than usual and customary annual assessments, Seller has no Knowledge of, nor has Seller received any written notice of, any proposed assessment for public improvements or otherwise in connection with the Property or any portion thereof.

(i)      Except as set forth on Schedule 9 attached hereto, there is no suit, action, or proceeding pending or, to Seller’s Knowledge, threatened against, Seller or relating to any portion of the Property before or by any court, administrative agency or other governmental or quasi-governmental authority, or any person pursuant to any administrative, arbitration, or similar adjudicatory proceeding, which brings into question the validity of this Agreement or the Transactions, or which could otherwise materially affect all or any portion of the Property and/or Seller’s title thereto.

(j)      Schedule 2 sets forth a true, correct and complete list of the Service Contracts in effect with respect to the Property, the Business, or any part thereof as of the Effective Date. To Seller’s Knowledge, the copies of the Service Contracts heretofore delivered to Purchaser are true, correct and complete in all material respects. Seller is not in material breach or material default under any obligation under the Service Contracts and Seller has not received or given any written notice of any material default under any Service Contract which remains uncured. Except as set forth in the Service Contracts, no consent of any person is required as a condition to Seller’s assignment of the Service Contracts to Purchaser at Closing.

(k)      Set forth on Exhibit J hereto is a true, correct, and complete rent roll as of the Effective Date with respect to all Residency Agreements and Commercial Leases relating to the Property, the Business, or any part thereof as of the date shown thereon, and Seller has made available to Purchaser a copy of each of the Commercial Leases in Seller’s possession, including any and all amendments and guarantees thereto, and the form of each Residency Agreement for the Facility currently in effect. Except as set forth in Exhibit J, Seller has not given or received any written notice of any breach or default under any of the Commercial Leases which has not been cured. Except as set forth in Exhibit J, no tenants are entitled to any rebates, rent concessions, or free rent, and no residents are entitled to any rebates, rent concessions, or free rent. No rents or amounts owing under any of the Commercial Leases or Residency Agreements has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Residency Agreements). No rents due under any of the commercial leases or Residency Agreements are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property, which shall be satisfied prior to or in connection with the Closing. There are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the commercial leases. No tenant under a Commercial Lease has notified Seller in writing of its intent to terminate its Commercial Lease prior to its expiration. Except as set forth in Exhibit J, no party to a Commercial Lease is in breach or default under any material obligation thereunder.

(l)      Other than the Operating Lease and as otherwise set forth on Exhibit J, and other than the residents under the Residency Agreements, Commercial Leases or for matters of record affecting the Property, no party has any right to use or possess all or any portion of the Property.

(m)      Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended, and is able to repay its debts as they become due. Seller has not made any general assignment for the benefit of creditors, or filed, or taken any action to file, any voluntary petition, case, or proceeding relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of its debts under any applicable law. Seller has not suffered the filing of an involuntary petition by its creditors, and Seller has not sought, consented to, acquiesced in, or suffered the appointment of a receiver, trustee, liquidator, or other custodian to take possession of any material part of its assets. Seller has not suffered the attachment or other judicial seizure of a material portion of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension, or composition to its creditors generally.

(n)      To Seller’s Knowledge, Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, Seller covenants and agrees to make its policies, procedures and practices regarding compliance with the Orders, if any, available to Purchaser for its review and inspection during normal business hours and upon reasonable prior notice. To Seller’s Knowledge, neither Seller nor any member of Seller:

(i)       is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or

(ii)      is a person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller hereby covenants and agrees that if Seller obtains knowledge that Seller or any of its members becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall promptly notify Purchaser in writing, and in such event or upon Purchaser’s discovery of same, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser or upon Purchaser’s discovery of same. Seller and its officers and members, shall not transfer the proceeds obtained as a result of this Agreement to any Person listed on the Lists as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

(o)       Employee Matters.

(i)      All persons employed at the Property in connection with the operation or maintenance of the Property and/or the Business are employees of Operating, except for the management company and other third party service providers providing services pursuant to a Service Contract. There are no employment contracts, operating agreements, management contracts, listing agreements, consulting agreements, union contracts, labor agreements, pension plans, profit sharing plans or employee benefit plans which relate to the Property, the Business, or any part thereof (“Employee Contracts”) except as set forth in the Schedule of Employee Contracts on Exhibit K attached hereto. Except as set forth on the Schedule of Employee Contracts, none of the employees engaged in the operation or maintenance of the Property, the Business, or any part thereof is employed pursuant to a written agreement.

(ii)      Purchaser shall have no liability for any matter concerning any individual employed by Seller or by any property manager of Seller in the operation or management of the Property, the Business, or any part thereof, except with respect to matters arising following the Closing for employees retained by Purchaser or Purchaser’s property manager, and except for accrued vacation and other accrued paid time off and benefits (“Accrued Employee Benefits”) related to any employee hired by Purchaser or Purchaser’s property manager at Closing with respect to which Purchaser receives a fully offsetting credit in accordance with the provisions hereof. Seller shall be solely liable to pay (or cause its property manager to pay) the employees all severance and Accrued Employee Benefits to which the employees are entitled through the Closing Date, except for any Accrued Employee Benefits for which Purchaser receives a fully offsetting credit at Closing as aforesaid, in which case Purchaser will provide the Accrued Employee Benefits to such employees. For the purposes hereof, the term “Accrued Employee Benefits” shall be deemed to include, without limitation, a prorated portion (based upon the number of days in the applicable bonus period) of any bonus payable to any employee to the extent that such portion of the bonus is attributable to services rendered by such employee prior to the Closing Date, but payable after the Closing Date.

(iii)      During the Seller’s period of ownership, the Property, the Business, and any part thereof has not experienced any material labor disputes. To Seller’s Knowledge, there are no union organizing activities, strikes, work stoppages or slow-downs in respect of the Property, the Business, or any part thereof, and Seller has not been asked in writing within the past twelve (12) months by any person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any Employees. To Seller’s Knowledge, except as set forth on Schedule 11 attached hereto, there are no outstanding claims or actions, by any current or former employee of the Property, the Business, or any part thereof against Seller or the Business.

(p)      Lack of Conflict.    Subject to any licensing requirements and approvals otherwise set forth in this Agreement, none of (i) the execution of this Agreement, (ii) the execution or delivery of any documents which Seller is required to deliver under this Agreement, (iii) the performance by Seller of any of its obligations under this Agreement or any documents which Seller is required to deliver under this Agreement, or (iv) the consummation of the Transactions, will violate any restriction, court order, judgment, law, regulation, charter, bylaw, instrument, or agreement to which Seller or the Property (or any portion thereof) are subject or otherwise result in the creation or imposition of any lien or encumbrance on the Property or any part thereof.

(q)      Non-Foreign Seller.    Seller is not a foreign seller as defined in the “Foreign Investment in Real Property Tax Act” and is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(r)      ERISA; Benefit Plans.    Seller has not incurred and does not presently expect to incur any liability under Title IV of ERISA that would reasonably be expected to result in liability to Purchaser. Each of the Benefit Plans that is a group health plan within the meaning of Section 5000(b)(1) of the Internal Revenue Code (the “Code”) was in complete compliance with the provisions of Section 4980B(f) of the Code. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the Transactions, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Neither the execution nor delivery of this Agreement by

Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the term “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

(s)      Hazardous Materials.    Other than as set forth in the Environmental Reports, Seller has not received any written notification, demand, request for information, citation, summons or order, complaint, penalty from any governmental authority or other person with respect to, nor, to Seller’s Knowledge, does there exist, any (a) actual or alleged violation by Seller of any Environmental Laws in connection with the Property, or any part thereof (b) releases of hazardous materials, (c) corrective or remedial action for or cleanup of the Land or the Improvements or any portion thereof, (d) hazardous materials at and/or on the Land or the Improvements (other than any hazardous materials situated at the Land or the Improvements in the ordinary course of business or the ordinary course of business of any tenant or other occupant of the Land or the Improvements which are stored, held, used and disposed of in compliance with Environmental Laws), or (e) underground storage tanks in, under, or on the Land. The term “hazardous materials” shall mean “hazardous waste”, “toxic substances” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and regulations adopted thereunder.

(t)      Financial Disclosures.    The following documents have been provided or will be provided to Purchaser by Seller as part of the Diligence Materials and true, complete and correct in all material respects:

(i)       Detailed operating statements for Seller’s period of ownership of the Property or any part thereof, which include profit and loss statements for the Property and Business for such periods prepared by Seller in the ordinary course of its business operations with respect to the Business and that have been prepared in accordance with GAAP (other than the provision of notes thereof) and present fairly, in all material respects, the operation results of the Business for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements and financial notes and qualifications to such statements;

(ii)      Current list of employees;

(iii)      Current rent rolls; and

(iv)      Current accounts receivable.

Purchaser acknowledges that Seller acquired the Facility on June 28, 2012 and that the Diligence Materials may include certain financial statements, reports, documents, investigations, etc. prepared by or on behalf of the prior owner of the Property (“Prior Owner Diligence Materials”). Notwithstanding anything to the contrary contained in this Agreement, Seller makes absolutely no representations or warranties of any kind, express or implied, with respect to any Prior Owner Diligence Materials, including without limitation, with respect to the accuracy or completeness thereof.

(u)      Taxes.    All Taxes which would be delinquent if unpaid at Closing will be paid in full or prorated at Closing as part of the pro-rations pursuant to Section 11; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Seller has not received any written notice for an audit or delinquency of any Taxes with respect to the Property or any part thereof which has not been resolved or completed. There are no outstanding unpaid municipal assessment notices against the Property or any part thereof in a material amount. No Seller is currently contesting any Taxes with respect to the Property or any part thereof. All state and local tax returns and tax reports required to be filed by Seller with respect to the Property on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete in all material respects as filed. All state, and local income, franchise, sales, use, property, excise, payroll and other taxes in material amounts (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Property or any part thereof prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Seller for taxes not yet due and payable. All taxes and other assessments and levies for material amounts which Seller is required by law to withhold or to collect with respect to the Property have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes due and payable, interest or penalties with respect to the Property or any part thereof by Seller for any taxable period.

(v)      Purchase Rights.      There are no options or other agreements of any kind, whereby any person other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Property, and Seller has no knowledge of any purchase contracts, options or other agreements of any kind, whereby any person will have acquired or will have any right to acquire title or interest to all or any portion of the Property.

(w)      Construction Contracts.    Except as set forth on Schedule 10, there are no outstanding contracts or agreements made by Seller for the construction or repair of any Improvements, and Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Land or the Improvements prior to the Closing to the extent any such lien is not bonded over pursuant to applicable law.

(x)       Insurance Policies.    Seller has not received written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

(y)    Compliance with Of-Record Matters.      Seller has not received, nor given, any written notice of any material violation of any recorded instrument relating to the Property or any part thereof which has not been cured, dismissed or waived.

All representations and warranties made by Seller in this Section 6 shall be true and correct on the date made and their continued validity in all material respects as of the Closing Date shall be a condition precedent to Purchaser’s obligation to close the Transactions as set forth in Section 5(b)(iii) above. All of the representations and warranties made by Seller in this Section 6 shall and the indemnity set forth in Section 14 below shall survive Closing for a period of twelve (12) months (the “Survival Period”). In any event, the aggregate maximum liability of the entities comprising the Seller after Closing for representations and indemnities that survive

Closing shall be as follows: (i) Four Hundred Twenty-five Thousand and No/100 Dollars ($425,000.00) in the aggregate for the Property if the claim for breach of a representation is made before the date on which the four (4) month anniversary of the Closing Date occurs, (ii) Two Hundred Eighty-three Thousand Three Hundred Thirty-three and 33/100 Dollars ($283,333.33) in the aggregate for the Property if the claim for breach of a representation is made after the date on which the four (4) month anniversary of the Closing Date occurs but before the date on which the eight (8) month anniversary of the Closing Date occurs, and (iii) One Hundred Forty-One Thousand Six Hundred Sixty-six and 67/100 Dollars ($141,666.67) in the aggregate for the Property if the claim for breach of a representation is made after the date on which the eight (8) month anniversary of the Closing Date occurs but before the date on which the twelve (12) month anniversary of the Closing Date occurs (each such amount, the “Cap Amount”); provided, however, each Seller’s liability for breach of any such representation or warranty with respect to the Property shall be limited to claims in excess of an aggregate amount of $50,000 and such Seller shall be liable for all amounts up to the Cap Amount when the aggregate amount exceeds such figure. Seller shall maintain its existence and shall maintain an aggregate net worth of at least the Cap Amount throughout the Survival Period or if a claim is made during such Survival Period such longer period until such claim is finally resolved.

The phrases “to Seller’s Knowledge,” the “Knowledge of Seller and/or of its Affiliates,” and similar terms used in this Agreement, shall mean in all cases only the actual current Knowledge, after due inquiry into the status of the Business and the Facility by communication solely with the with the appropriate executive personnel of Seller’s property manager and Allie Downs of Capital Health Group, LLC, of the following individuals (or any one of them): Kenneth R. Assiran (the “Knowledge Parties”). In no event shall Purchaser be entitled to assert any cause of action against any of the Knowledge Parties with respect to this Agreement or any breach hereof, nor shall any of the Knowledge Parties have any personal liability whatsoever for any matter under or related to this Agreement.

7.      Covenants of Seller.

(a)      Operation of the Facility.    Subject to the terms of this Agreement, Seller, during the term of this Agreement, shall, or shall cause its managers to, carry on the business and operations of the Property, the Facility, and the Business in substantially the same manner as heretofore carried on by it. Prior to the Closing Date, Seller shall, or shall cause any of its managers to, maintain (or replace with policies of like amounts) all existing insurance policies insuring the Property and the operation of the Facility, and such policies shall be on an occurrence basis, where applicable. Except for the items listed in Section 3(b), Seller shall not remove, and shall prohibit its managers from removing, any of the Personal Property from the Facility, unless Seller replaces the same with like items that are of equal or better quality and condition. Seller shall, and shall cause its manager to, maintain the Consumables consistent with Seller’s and/or its manager’s past practices and will replenish the same consistent with its past practices. Seller in all material respects shall comply with the terms, conditions and requirements under the Service Contracts, Commercial Leases, and Licenses and Permits, shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same), and shall cause its managers to do the same. Seller shall complete all capital improvements and renovations to the facilities in a good and workmanlike manner, and shall perform all maintenance and repairs to the Real Property in the ordinary course of business and/or cause its managers to do the same. Other than in the ordinary course of business at the Property, no part of the Property, or any interest therein, will be sold or otherwise transferred or encumbered without Purchaser’s prior written consent, which approval shall not be unreasonably withheld, conditioned, or delayed. Without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, Seller shall not, and shall not permit its managers to, enter into any new title encumbrance, make any material alterations to the Property or remove or otherwise dispose of any material portion of the Personalty, except in the ordinary course of business.

(b)      Service Contracts, Commercial Leases, and Licenses and Permits.

(i)      From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not: (i) without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), extend, amend, modify, renew, or terminate any Service Contracts, Commercial Lease, or Licenses and Permits, except in the ordinary course of business; or (ii) without Purchaser’s prior written consent (in its sole discretion), procure any new contracts, leases, Residency Agreements or licenses and permits that would be binding on Purchaser or the property after the Closing, except, in each instance, in the ordinary course of business, or in the event that Seller is required to act on an emergency basis to prevent material damages to the Property or the operation of the Business. Seller shall provide to Purchaser copies of any new contracts, leases, licenses and permits, and Residency Agreements, and any terminations, amendments, extensions, renewals, or modifications of existing Service Contracts, Commercial Leases, Licenses and Permits, and Residency Agreements which Seller has entered into, or intends to enter into, within two (2) business days thereof. Notwithstanding the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement, should Seller enter into any such new contracts, leases, licenses and permits, or residency agreements, whether in the ordinary course of business or otherwise, or should Seller become aware of any contracts, leases, licenses and permits, or Residency Agreements that were not previously disclosed to Purchaser, Seller shall immediately disclose the same to Purchaser in writing, and Purchaser shall have the right take an assignment of such contracts, leases, licenses and permits, and residency agreements at Closing pursuant to the terms of this Agreement. If Purchaser elects not to take an assignment of any such new contracts, leases, or licenses and permits to which it has not granted its prior consent or which were not entered into in the ordinary course of business, such contracts, leases, and licenses and permits shall be deemed a retained liability of Seller pursuant to Section 3(c) hereof.

(ii)      With respect to any persons whose consent is expressly required as a condition to Seller’s assignment of the Service Contracts to Purchaser at Closing, Seller covenants to employ diligent, commercially reasonable efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) and to deliver same to Purchaser prior to the Closing Date.

(iii)      Seller will deliver to Purchaser an updated rent roll no earlier than five (5) Business Days prior to Closing signed by a representative of Seller which shall replace Exhibit J for all purposes under this Agreement.

(c) Cooperation.      Seller, at no material out-of-pocket cost to the Seller, shall cooperate with Purchaser in all commercially reasonable respects, including by: (i) promptly executing and/or delivering necessary or desirable applications and other information and documents to facilitate, as of the Closing Date, the issuance to Purchaser or Purchaser’s designee of all Required Governmental Approvals, including without limitation the transfer of all Licenses and Permits and obtaining any new licenses and permits with respect to any part of the Property; (ii) promptly notifying Purchaser of any communications to or from any governmental agency with respect to matters that could reasonably be expected to have a material adverse effect upon the Property, (iii) providing written notice to any person under any Service Contracts, Commercial Leases, Licenses and Permits, or Residency Agreements about, and effecting any required registrations or filings with any governmental authority or other person regarding, the change in ownership of the Property, and (iv) use commercially reasonable efforts to take or cause to be taken, from the Effective Date until the Closing Date or termination of this Agreement, all actions and to do or cause to be done, all things necessary, proper or advisable to consummate the Transactions.

(d)      Audit.    Seller, at no material out of pocket cost to Seller, shall assist Purchaser in conducting and completing, no later than seventy-four (74) days following the Closing Date, an audit of property-level financials for the Property as specified by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, provided such audit shall be at the sole cost and expense of Purchaser. In connection therewith, Seller agrees to obtain and provide to the auditors any and all data and financial information in the possession of Seller which are necessary or required by the auditors in connection with their preparation and completion of the foregoing audit, which additional data and financial information shall be true, correct and complete in all material respects to Seller’s Knowledge. The rights and obligations of Seller and Purchaser under this Section 7(d) shall survive the Closing; provided, however, that any representation and warranty shall be subject to the Cap Amount and Survival Period limitations in accordance with Section 6 above.

(e)      Disclosure of Confidential Information.    Seller and Purchaser acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in the Diligence Materials, Purchaser Commissioned Reports, or any other documents, materials, data, or other information with respect to any part of the Property which is not generally known to the public shall be confidential. Nothing herein shall restrict or limit Seller from communicating with tenants, lenders, contract parties, owners’ associations, or government officials or bodies in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Seller’s company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the Property, the Facility and the Business, subject to Section 4(d)(ii). Nothing herein shall restrict or limit Seller from communicating the existence and progress of the transactions contemplated by this Agreement to their lenders.

(f)      Estoppel Certificates.    Seller shall obtain estoppel certificates and deliver the same to Purchaser as of or prior to the Closing Date, from any third party reasonably required by Purchaser as a result of its due diligence review of the Title Commitments, Commercial Leases and Service Contracts (the “Third-Party Estoppels”) provided such request is made no later than ten (10) Business Days prior to the Due Diligence Deadline, in forms reasonably satisfactory to Purchaser, in each case only with respect to such matters of record, equipment leases, and/or Service Contracts that are material to the operations of the Property, the Facility or the Business as currently operated by the Seller. Breach of this provision due to a third party’s failure to give estoppels shall not be a default by Seller, but only give the Purchaser a right to terminate this Agreement and receive a return of the Deposit.

(g)       Exclusivity.    So long as Seller or Purchaser have not terminated this Agreement, the Seller covenants and agrees to refrain from making, accepting, encouraging, or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Property or any portion thereof or any interest therein, and will deal exclusively with Purchaser in good faith toward the completion of the Transactions unless this Agreement shall be terminated as provided herein.

(h)      Non-Compete».    Seller agrees that, for a period of three (3) years after the Closing, Seller shall not, and shall not cause or permit any of its Affiliates (each, a “Covered Person”), to engage directly or indirectly, in any capacity, in any activities that Compete with the business of developing, owning, operating, leasing or managing an assisted living facility, independent living facility or memory care facility within three (3) miles of the Facility. For purposes of this provision, “Compete” means (i) to participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, majority stockholder, or agent of, or consultant for, any person or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, majority stockholder, or agent of, or consultant to or manager for, any person or in any other capacity. Notwithstanding the foregoing, this Section 7(h) shall not apply to or in any way prohibit or restrict (A) any existing ownership interests or operations of a Covered Person as of the day of Closing; (B) investments in entities that own five (5) or more facilities; (C) investments in securities, bank debts, mortgages, or other publicly traded or privately placed shares of stock, debt or other interests; (D) loans or equity investments made by Capital Funding Group, Inc., CFG Community Bank, Capital Funding, LLC, Capital Finance, LLC, Capital Lending and Mortgage Group, LLC, Capital Hospital Finance Group, LLC, Akard Street Partners, L.P., or their respective Affiliates (but specifically excluding Capital Health Holdings, L.P. and any of its subsidiaries). The parties recognize and acknowledge that a breach of this Section 7(h) by Seller or any of its Affiliates will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 7(h) shall expressly survive the Closing.

(i)      Non-Solicitation».    Seller agrees not to directly or indirectly solicit or divert any employee or resident of the Business or the Facility to the detriment of Purchaser. The parties recognize and acknowledge that a breach of this Section 7(i) by Seller or any of its Affiliates (other than CHG Management) will cause irreparable and material loss and damage to Purchaser and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Purchaser’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 7(i) shall expressly survive the Closing for a period of three (3) years following the Closing Date.

(j)      Employees.    As applicable, Seller will comply with the WARN Act, COBRA, or any similar federal, state or local legislation with respect to any Employees terminated by Seller in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Seller attributable to any time period up to, upon and after Closing unless otherwise set forth herein.

8.      Certain Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Seller as follows:

(a)      This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b)      The execution and delivery of this Agreement by Purchaser does not violate any provision of any governance document, agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

(c) Purchaser has full power and authority to execute and deliver this Agreement, and prior to Closing, the Purchaser shall have the full power and authority to enter into all other documents to be executed and delivered by Purchaser pursuant to this Agreement and to perform all obligations of Purchaser arising under this Agreement and each of such documents.

(d)      All the documents to be delivered by Purchaser at Closing will, at Closing, be duly authorized, executed, and delivered by Purchaser (and/or, if applicable, its Affiliates), will be the legal, valid and binding obligations of Purchaser (and/or, if applicable, its Affiliates), and be enforceable against Purchaser (and/or, if applicable, its Affiliates) in accordance with their respective terms, and the execution and delivery thereof will not violate any provision of any governance document, agreement or judicial order to which Purchaser (and/or, if applicable, its Affiliates) is a party or, to the best of Purchaser’s Knowledge, to which the Property is subject.

(e)      Purchaser is not required to obtain the consent of any person or entity to the Transactions hereby contemplated.

All representations and warranties made by Purchaser in this Section 8 shall be true and correct on the date made and their continued validity as to any material fact as of the Closing Date shall be a condition precedent to Seller’s obligation to close the Transactions hereby contemplated.

9.      Closing.

(a)      Closing Date.    The closing of the sale of the Property (“Closing”) shall take place at 1:00 p.m. (New York time) at the office of Escrow Agent or at another place mutually agreed upon by the parties, or by mail, on the fifteenth (15th) day after the Due Diligence Deadline (“Closing Date”), but in no event later than December 28, 2012 (the “Outside Closing Date”), or such earlier date as to which the parties have mutually agreed. Notwithstanding the foregoing, Purchaser shall have the right, acting in its sole and absolute discretion, to extend the Closing Date to the thirtieth (30th) day following the expiration of the Due Diligence Deadline, but in no event later than the Outside Closing Date, upon at least three (3) Business Days’ prior written notice to the Seller. For the purpose of allocating revenue and expense, the parties agree that 11:59:59 p.m. (New York time) on the day of Closing shall be the Cut-Off Time (as defined below). The parties shall not attend the Closing in person and shall close the transaction contemplated by this Agreement through escrow with Escrow Agent pursuant to written closing escrow instructions, which instructions shall be reasonably satisfactory to Seller and Purchaser, and shall be consistent with the terms hereof.

 (b)      Post-Closing Cooperation.  Each party shall at any time and from time to time after the Closing execute, acknowledge where required, and deliver such further instruments and documents and take such other action as may be reasonably requested by the other party in order to carry out the purposes of this Agreement, in each event subject to the limitations on survival and liability set forth in this Agreement.

10.    Closing Documents.

 (a)      Seller Closing Documents.  At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Purchaser or Purchaser’s Designee the following documents (“Seller’s Closing Deliveries”):

(i)      With respect to the Real Property comprising the Property, a separate deed substantially in the form of Exhibit C in favor of Purchaser, or at the written request of Purchaser, Purchaser’s Designee, conveying the Real Property to Purchaser or Purchaser’s Designee in accordance with Section 2(d) hereof (the “Deed”);

(ii)      Affidavits, indemnities, and other similar instruments as are reasonably required by the Title Company for the satisfaction of Internal Revenue Service disclosure and reporting requirements relating to Form 1099B and any similar state tax requirements. All such affidavits, indemnities and similar instruments shall be in form and substance reasonably satisfactory to the Title Company;

(iii)     A certification of non-foreign status substantially in the form of Exhibit E;

(iv)      All documents necessary to transfer title to all vehicles and equipment owned by Seller, or to assign and assume vehicle and equipment leases to the extent assumed by Purchaser;

(v)      A certification of Seller in form reasonably satisfactory to Purchaser, containing an updated rent roll for the Property and certifying that all of the representations and warranties of Seller contained in this Agreement remain true and correct as of the Closing Date (except as such representations and warranties may be modified to reflect changes in accordance with Section 5(b)(iii);

(vi)      A document terminating the Operating Lease as of the Closing;

(vii)      A Bill of Sale and General Assignment substantially in the form of Exhibit M attached hereto for each Facility transferring the Personal Property and fixtures to Purchaser or Purchaser’s Designee;

(viii)     An assignment from Operating of the applicable Residency Agreements, the Commercial Leases and Licenses and Permits, for each Facility substantially in the form of Exhibit L attached hereto;

(ix)      If Purchaser assumes any Service Contracts, an Assignment of Service Contracts substantially in the form attached hereto as Exhibit F executed by the applicable Seller;

(x)       An Assignment of Intellectual Property substantially in the form attached hereto as Exhibit N executed by Seller;

(xi)      Seller’s Certification of Exemption from Withholding Upon Disposition of Maryland Real Estate Affidavit of Residence or Principal Residence;

(xii)      Interim Licensure Arrangements (as applicable);

(xiii)     A standard owner’s affidavit in the form attached hereto as Exhibit P, and such other documents as may be customarily required by the Title Company to complete the Transactions.

(xiv)     Any other documentation reasonably required to consummate the Transactions;

(xv)      A statement showing all closing prorations and charges (the “Closing Statement”);

(xvi)     Any transfer tax declarations or other documents required under applicable law in connection with the conveyance of the Property.

(xvii)    Such resolutions and incumbency certificates as required to evidence the capacity and authority of any person signing on behalf of Seller.

(xviii)   Executed written notices, to be delivered post-Closing, from Seller to each tenant under the Commercial Leases and each resident under the Residency Agreements advising such tenants and residents of the Transaction.

(xix)     On the Closing Date, (1) originals, or copies if originals are not available, of all Commercial Leases and Residency Agreements shall be available at the Facility; and (2) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Seller shall cause to be delivered to Purchaser or left at the Facility: (i) any plans and specifications for the Improvements in Seller’s possession or control; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) originals, or copies if originals are not available, of all Service Contracts that will be assigned to Purchaser and remain in effect after Closing; (v) copies of all Licenses and Permits that will be assigned to Purchaser; (vi) copies of all Books and Records, whether kept in paper or electronic form; (vii) duplicates of all keys and lock combinations relating to the Property and (viii) copies of all other materials in the possession or control of the Seller that are necessary for the continuity of Business, together with all files.

(xx)      The Yield Guaranty and Escrow Agreement.

(xxi)     Possession of the Real Property, free and clear of all parties in possession, except tenants in possession pursuant to Commercial Leases and Residency Agreements and the Permitted Exceptions, and duplicates of or access information for all keys, codes and other security devices relating to the Improvements and Land.

(b)      Purchaser Closing Documents.  At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, to Seller the following documents (the “Purchaser’s Closing Deliveries”):

(i)      A counterpart of each of the documents and instruments to be delivered by Seller under Section 10(a) which require execution by Purchaser.

(ii)      Documentation to establish to Seller’s reasonable satisfaction the due authorization of Purchaser’s execution of all documents contemplated by this Agreement.

(iii)     Interim Licensure Arrangements (as applicable).

(iv)      The Yield Guaranty and Escrow Agreement.

(v)       Any other documentation reasonably required to consummate the transaction contemplated by this Agreement.

(c)      Amounts to be Paid at Closing. At the Closing, Purchaser shall deposit with Escrow Agent and will direct Escrow Agent to deliver to Seller, by federally insured wire transfer, the total amount of the Purchase Price, any amounts due under Section 11 and any sales and other taxes in accordance with Section 12(b).

(d)      Further Assurances. Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Property pursuant to this Agreement and otherwise complete the Transactions, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement. Additionally, if this Agreement is terminated, either party may request from time to time thereafter confirmation of such termination from the other party, upon which request, the non-requesting party shall promptly confirm to the requesting party in writing (by a recordable instrument if requested by the requesting party) that this Agreement has been terminated.

(e)      Employees. Except as expressly set forth herein, Seller shall terminate all employees of the Property, the Business, or any part thereof on the Closing Date. With respect to wages and benefits of employees, Seller shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date. Purchaser shall never be or be deemed the employer of any employee of Seller and shall not be liable to any such employees for any wages, salaries, bonuses, vacation days, sick days or personal days in which said employees may have acquired an accrued or vested right by virtue of their employment. Each Seller shall and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability for any violation, actual or alleged, or claim by any Employee, or by any third party, of the WARN Act or any similar local, state, or federal statute of law relating to the Transactions. Each Seller shall remain liable for and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability arising out of or relating to medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) due to employees under plans in which employees of the Business participate accruing on or prior to Closing regardless of whether such claim is made prior to or after Closing, and all payments due on the plans providing such benefits. Each Seller shall also remain responsible for and hereby agrees to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any loss, cost, damage, claims, expense or Liability arising out of or relating to any Seller’s failure to pay (a) any employee of the Business’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes, (b) benefits, whenever due, provided under plans in which Employees of the Businesses participate, and (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA.

11.    Prorations and Adjustments.

 (a)      The following items shall be prorated and adjusted between Seller and Purchaser as of 11:59:59 p.m. (New York time) on the day of the Closing (the “Cut-Off Time”), except as otherwise specified:

(i)      all income and revenue from the Facility including, without limitation, all resident payments and prepaid amounts relating to Residency Agreements and Commercial Leases (uncollected rents and other uncollected revenue shall not be adjusted at Closing and shall be subject to the provisions of Section 11(b) below). Purchaser shall receive a credit for all security deposits which are not transferred by Seller to Purchaser. Purchaser shall not receive a credit for any security deposits held by Seller which are transferred to Purchaser at Closing;

(ii)      water, electricity, gas, sewer, and other utility charges (excluding telephone) and deposits with utility companies to the extent such deposits are assignable and are assigned to Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Cut-Off Time, the cost of such utilities shall be prorated between Sellers and Purchaser by estimating such cost on the basis of the most recent bill for such services, with a post-closing reconciliation of amounts owed promptly after final amounts are determined. Sellers shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts;

(iii)     real estate taxes for the Property for the fiscal year in which Closing occurs based on the most recently ascertainable taxes for the Real Property with a post-closing reconciliation of amounts owed promptly after final tax amounts are determined;

(iv)      amounts payable under the Service Contracts and the equipment and automobile leases to be assumed by the Purchaser, and any deposits made by Seller under Licenses and Permits; and

(v)      any other expenses normal to the operation and maintenance of the Property, and all installments of special assessments payable after the Closing, shall be paid exclusively by Purchaser.

 (b)      On the date of the Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Purchaser. If any prorations or adjustments are based on estimates as of Closing, when the amount of such costs, expenses, charges or amounts upon which such prorations or adjustments are finally known, Seller and Purchaser shall make a recalculation of the apportionment of the same, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation, provided such adjustment is claimed by such party within ninety (90) days after the Closing Date. Subject to the prorations to be made pursuant to this Section 11(b), if any resident sends payments to Seller after the Closing, Seller shall promptly deliver such payment to Purchaser. As soon as reasonably practicable following the Closing Date, but not more than ten (10) days following the Closing Date, Seller shall provide Purchaser with a schedule of all unpaid accounts receivable relating to the period prior to the Closing Date. Seller shall have the right to pursue such delinquent amounts following the Closing; provided that Seller shall not have the right to cause any eviction or to terminate any Residency Agreement or Commercial Lease following the Closing on account of any such delinquent amounts and with respect to private payment amounts due, such collection efforts shall cease after the date that is six (6) months after the Closing Date (but there shall be no prohibition with respect to Seller’s rights to pursue government receivables and reimbursements). Purchaser shall invoice residents for such unpaid accounts receivable in the ordinary course of business. Other than invoicing such past due amounts in accordance with Purchaser’s customary practice, Purchaser shall have no obligation to pursue any such delinquent amounts. To the extent such delinquent rents and other amounts are collected by Purchaser, Purchaser may deduct from the amount owed to Seller an amount equal to the attorneys’ fees and other reasonable costs of collection and out of pocket costs actually incurred by Purchaser in collecting such rents, as well as any other amounts due to Purchaser. Subject to the foregoing sentence, any rent or other payment collected after the Closing from any resident which owed a payment that was delinquent as of the Closing Date shall be applied first to Purchaser’s unpaid monetary obligations with respect to any periods from and after the Closing Date through the end of the month in which such payment is made, in such order as Purchaser may elect, until such monetary obligations have been paid in full; any remaining amount of such payment shall be paid over to Seller, for application against Seller’s delinquent monetary obligations with respect to any periods before the Closing Date, in such order as Seller may elect, until such delinquent monetary obligations have been paid in full, and any remaining amount of such payment shall be retained by Purchaser for application against Purchaser’s future obligations. In addition, in calculating the prorations pursuant to this Section 11(b), Seller shall receive a credit in the amount of any utility, municipality or other deposits relating to the Property made by Seller and which are assigned to Purchaser at the Closing. Seller shall be entitled to a refund from the utility or the municipality of any such deposits not assigned to Purchaser.

(c)      If any refund of real property taxes regarding any of the Property is made after the date of the Closing for a period prior to the Closing, after deducting Purchaser’s reasonable out-of-pocket costs, if any, in obtaining such refund, the amount of such refund that is on account of the period prior to Closing shall be paid to Seller or as Seller directs. The balance, if any, of such refund that is on account of the period following Closing shall be paid to Purchaser. In addition, to the extent any income relating to the period prior to the Closing Date is paid to Purchaser, Purchaser shall promptly notify Seller and remit such amount as directed by Seller, to the extent Seller is entitled to the same pursuant to the terms of this Agreement.

(d)      At Closing, Seller shall transfer the following sums or give Purchaser a credit against the Purchase Price in the amount of all (i) Accrued Employee Benefits for any Hired Employees accruing prior to the Closing Date (which amounts may be assigned to Seller’s property manager); (ii) security deposits (together with any interest earned thereon or otherwise due to the residents under the terms of any residency agreement or applicable law); and (iii) last months’ rents, and other prepaid rent or fees (together with any interest earned thereon or otherwise due to the residents under the terms of any residency agreements or applicable law).

(e)      Any party hereto shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment or if information was not available prior to or on the Closing Date to finalize any proration, provided such adjustment is claimed by such party within ninety (90) days after the Closing Date. The provisions of this Section 11(e) shall survive Closing or termination of this Agreement.

12.    Closing Costs.

 (a)      Seller shall be responsible for the payment of: (i) the fees and costs of Seller’s counsel and investment advisors representing it in connection with the Transactions, (ii) all fees, costs and expenses in connection with the prepayment and discharge of the financing documents that encumber the Property; (iii) fifty percent (50%) of the fees payable to, and incurred by, Escrow Agent hereunder; and (iv) all recording fees for documents recorded to remove encumbrances on or prior to Closing; and

 (b)      Purchaser shall be responsible for the payment of (i) the fees and costs of Purchaser’s counsel and investment advisors representing it in connection with the Transactions; (ii) the base premium and search fees for the Title Insurance Policies, together with the entire cost of any endorsements and extended coverage title insurance that Purchaser elects or is required to purchase; (iii) survey costs, environmental inspection costs and all due diligence costs and expenses; (iv) all recording fees (except with respect to documents recorded to remove encumbrances on or prior to Closing); (v) all intangibles taxes on the mortgages to be placed upon the Property by Purchaser’s lender and all other fees, costs and expenses incurred by Purchaser in connection with the Transactions, not specifically provided for herein; (vi) sales taxes relating to the transfer of vehicles and other Personalty; and (vii) fifty percent (50%) of the fees payable to, and incurred by, Escrow Agent hereunder.

 (c)      Notwithstanding Sections 12(a) and (b), Seller and Purchaser shall each pay one-half (1/2) of all real property transfer and/or recordation taxes imposed by the applicable governmental authorities by reason of the transfer of the Facility (“Transfer Taxes”).

13.    Default; Remedies.

 (a)      Purchaser Default. If, at any time prior to Closing, Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Seller’s Default (and, if such failure is other than a failure to deliver Purchaser’s Closing Deliveries, Purchaser fails to cure such condition failure within fifteen (15) days after written notice of such failure is delivered by Seller to Purchaser) (a “Purchaser’s Default”), and no material Seller’s Default has occurred which remains uncured, then Seller may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Purchaser and Escrow Agent, or (b) waive such Purchaser’s Default and proceed to Closing without any reduction in or setoff against the Purchase Price. The parties hereto agree that the damages that Seller will sustain as a result of such default will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event that Seller shall elect to terminate this Agreement as a result of such default, Escrow Agent is hereby directed to pay the Deposit to Seller, who shall retain the Deposit as and for its liquidated damages and sole remedy hereunder, in which event this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement. Seller hereby waives all other rights and remedies that it might have, including but not limited to, the right to sue for damages in the event of a Purchaser’s Default; provided, however, that nothing herein shall limit the Seller’s rights under any surviving indemnities set forth in this Agreement.

(b)      Seller Default.  If, at or any time prior to Closing, Seller fails to perform in any material respect any of its covenants or obligations under this Agreement, which breach or default is not caused in whole or in part by a Purchaser’s Default under this Agreement (and, if such failure is other than a failure to deliver Seller’s Closing Deliveries, Seller fails to cure such condition failure within fifteen (15) days, after written notice of such failure is delivered by Purchaser to Seller) (a “Seller’s Default”), and no material Purchaser’s Default has occurred which remains uncured, then Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Seller, in which case the Deposit shall be refunded to Purchaser, and Seller shall reimburse Purchaser for all reasonable, actual, third party out-of-pocket expenses incurred by Purchaser in connection with the Transactions contemplated by this Agreement and the Related Agreements, but in no event to exceed the Purchaser’s Out Of Pocket Cost Cap, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance, provided that such action for specific performance is commenced within thirty (30) days after the then scheduled Closing Date. Notwithstanding the foregoing or any other provision of this Agreement, to the extent that the reasonable, actual, third party out-of-pocket expenses and costs that Purchaser has incurred in connection with the Transactions or the Related Agreements are paid by one or more Related Property Sellers, Purchaser shall have no entitlement under this Agreement to additional reimbursement from Seller for such expenses.

14.    Survival; Indemnification.

 (a)      Survival.  None of the terms and conditions of this Agreement shall survive the Closing or earlier termination of this Agreement unless otherwise expressly set forth herein.

 (b)      Indemnification.

(i)      Indemnification by Seller.  Subject to the Cap Amount and Survival Period set forth in Section 6, in this Section 14, and any other express provision of this Agreement, Seller shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from any breach of any representation or warranty of Seller in Section 6 this Agreement.

(ii)      Indemnification by Purchaser.  Subject to the limitations set forth in this Section 14 and any other express provision of this Agreement, Purchaser shall indemnify, save, pay, insure, defend and hold harmless Seller’s Indemnitees from and against any Indemnification Loss incurred by Seller’s Indemnitees to the extent resulting from any breach of any representation or warranty of Purchaser in Section 8 of this Agreement.

(iii)      Indemnification Procedure. Notice of Indemnification Claim.  If any of Seller’s Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to save, pay, insure, defend, indemnify, and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

(iv)      Resolution of Indemnification Claim Not Involving Third-Party Claim.  If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

(v)      Resolution of Indemnification Claim Involving Third-Party Claim.  If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

(vi)      Accrual of Indemnification Obligation.  Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim if the claim for breach of a representation (i) does not involve a Third-Party Claim but is disputed by Indemnitor, until such time as such dispute is resolved by written agreement or by a final, non-appealable order of a court of competent jurisdiction or (ii) which involves a Third-Party Claim, until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

(vii)     Exclusive Remedy for Indemnification Loss.  The indemnification provisions in this Section 14(b) shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

(viii)    Fee Title Representation Matters.  Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to indemnification with respect to the Fee Title Representation unless Purchaser has used commercially reasonable efforts to recover any amounts that Purchaser may be entitled to under its owner’s policy of title insurance as a result of the inaccuracy of the Fee Title Representation. In the event that Purchaser notifies Seller of any potential claim relating to any breach of the Fee Title Representation prior to the expiration of the Survival Period, the failure of Purchaser to file any claim against Seller prior to the expiration of the Survival Period shall not relieve Seller of any liability hereunder, provided that Purchaser uses (i) commercially reasonable efforts to diligently pursue its claims under its owner’s policy of title insurance, and (ii) files any claim relating to the Fee Title Representation within three (3) months of its cessation of use of commercially reasonable efforts to diligently pursue its claims under its owner’s policy of title insurance.

(ix)      Escrow Hold-Back.  An amount equal to the sum of the Cap Amount shall be withheld from the Purchase Price by Escrow Agent at Closing pursuant to an escrow holdback agreement, the form of which shall be negotiated by Seller and Purchaser during the first ten (10) Business Days of the Due Diligence Period (the “Escrow Holdback Amount”). Such escrow holdback agreement shall specifically provide that applicable portions of the Escrow Holdback Amount shall be released to Seller from time to time as and when the Cap Amount is reduced pursuant to Section 6 hereof, so that the amount held in escrow shall always be equal to, but not greater than, the Cap Amount at any given time. The Escrow Holdback Amount shall serve as security for Seller’s indemnification obligations hereunder.

15.      Broker.  Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant in connection with the Transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller and Purchaser acknowledge that Seller has engaged Stifel, Nicolaus & Company, Incorporated (“SN”) as its investment advisor and the Seller shall pay the fees due to SN in accordance with a separate agreement between Seller and SN. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section 15. The provisions of this Section 15 shall survive the Closing or termination of this Agreement.

16.      Risk of Loss.

(a)     Condemnation.

(i)      If, at any time prior to the Closing Date, all or a Substantial Portion of one or more of the Property or a Related Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser may cancel this Agreement by written notice given to Seller within ten (10) days after receipt of notice from Seller of such Taking, in which event this Agreement shall be deemed cancelled and of no force and effect, Purchaser shall be entitled to recover the Deposit, and neither party shall have any further obligations or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Agreement. In the case of a Taking of less than a Substantial Portion of each Property or a Related Property, or if Purchaser does not elect to terminate this Agreement in the case of a Taking of all or a Substantial Portion of a Property or a Related Property, as provided for above, then this Agreement shall remain in full force and effect and on the Closing either (A) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property, or (B) if such award shall have been paid to Seller, the Purchase Price shall be reduced by the amount thereof, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Property. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

(ii)      As used herein, a Taking of a “Substantial Portion” of the Property or a Related Property shall mean a Taking which impairs the Property or any of the Related Properties by an amount greater than One Million and No/100 Dollars ($1,000,000.00) with respect to such Property or Related Property.

 (b)      Destruction or Damage.    In the event that one or more of the Property or a Related Property, or any part thereof, shall be damaged or destroyed by fire or any other casualty (“Casualty”) prior to the Closing Date, Seller shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller and reasonably satisfactory to Purchaser. If the Casualty will require more than One Million and No/100 Dollars ($1,000,000.00) to repair or restore a Property or Related Property (a “Casualty Termination Event”), Purchaser may cancel this Agreement by notice to Seller within ten (10) days after receipt of notice from Seller specifying the Casualty Termination Event, in which event this Agreement shall be deemed terminated and of no force and effect, Purchaser shall be entitled to recover the Deposit, and neither party shall have any further rights or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Agreement. If there is no Casualty Termination Event or if Purchaser does not timely elect to cancel the Agreement in the event of a Casualty Termination Event, this Agreement shall remain in full force and effect and Purchaser shall be entitled to any insurance proceeds payable to Seller on account of such Casualty as well as the amount of any policy deductibles applicable to Seller’s insurance, less such sums, if any, as shall have been actually and reasonably incurred by Seller or expended by Seller in connection with the repair or restoration of such Casualty or the prosecution of such claim.

17.    Limited Warranties; Disclaimer.

 (a)      LIMITED WARRANTIES.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 17, THE PURCHASE, SALE AND CONVEYANCE OF THE PROPERTY SHALL BE MADE WITH THE LIMITED WARRANTIES FROM SELLER TO PURCHASER CONTAINED IN THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING.

 (b)      DISCLAIMER.    PURCHASER AGREES THAT, EXCEPT AS AND TO THE EXTENT PROVIDED IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING, AND EXCEPT AS OTHERWISE SET FORTH IN SECTION 17(A) OF THIS AGREEMENT, PURCHASER IS PURCHASING THE PROPERTY IN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” CONDITION, AND WITHOUT ANY OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM, OR ON BEHALF OF, SELLER.

(i)      EXCEPT AS AND TO THE EXTENT PROVIDED IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING, EACH OF SELLER AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, MEMBERS, MANAGERS AND AGENTS, EXPRESSLY DISCLAIMS, HAS NOT MADE, WILL NOT MAKE, AND DOES NOT MAKE, ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR ANY PORTION THEREOF, THE PHYSICAL CONDITION OR REPAIR OR DISREPAIR THEREOF (WHETHER PATENT OR LATENT), THE VALUE, PROFITABILITY OR MARKETABILITY THEREOF OR THE TITLE THERETO, OR OF ANY OF THE APPURTENANCES, FACILITY OR EQUIPMENT THEREON;

(ii)      EACH OF SELLER AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, MEMBERS, MANAGERS AND AGENTS, EXPRESSLY DISCLAIMS, HAS NOT MADE, WILL NOT, AND DOES NOT, MAKE, ANY WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE;

(iii)      PURCHASER HAS NOT RELIED UPON ANY STATEMENT OR REPRESENTATION BY OR ON BEHALF OF SELLER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING;

(iv)      AS OF THE DATE HEREOF AND THROUGH THE END OF THE DUE DILIGENCE PERIOD, PURCHASER HAS MADE AND WILL MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS PURCHASER HAS DEEMED NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO THE PROPERTY AND THE VALUE AND MARKETABILITY THEREOF AND OF THE APPURTENANCES, FACILITY AND EQUIPMENT THEREOF. SUCH INQUIRIES AND INVESTIGATIONS OF PURCHASER ARE HEREBY DEEMED TO INCLUDE, WITHOUT LIMITATION, THE PHYSICAL COMPONENTS OF ALL PORTIONS OF THE IMPROVEMENTS, THE CONDITION OF REPAIR OF THE PROPERTY OR ANY PORTION THEREOF, SUCH STATE OF FACTS AS A CURRENT TITLE REPORT AND/OR AN ACCURATE SURVEY, ENVIRONMENTAL EXAMINATIONS, AND FLOOD PLAIN EXAMINATIONS WOULD SHOW OR DISCLOSE, AND THE PRESENT AND FUTURE ZONING, ORDINANCES, RESOLUTIONS AND REGULATIONS OF THE CITY, COUNTY AND STATE WHERE THE IMPROVEMENTS ARE LOCATED.

(c)      EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER AT CLOSING, EACH OF SELLER AND ITS AFFILIATES, AND ITS AND THEIR OFFICERS, DIRECTORS, MEMBERS, MANAGERS, PARTNERS, PRINCIPALS, EMPLOYEES AND AGENTS, EXPRESSLY DISCLAIMS, HAS NOT MADE, WILL NOT MAKE, AND DOES NOT MAKE, ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, THAT RELATE TO, ARISE OUT OF OR WITH RESPECT TO (1) PURCHASER’S ABILITY, OR INABILITY, TO OBTAIN OR MAINTAIN TEMPORARY OR FINAL CERTIFICATES OF OCCUPANCY OR OTHER LICENSES FOR THE USE OR OPERATION OF THE IMPROVEMENTS, AND/OR CERTIFICATES OF COMPLIANCE FOR THE IMPROVEMENTS, (2) THE ACTUAL OR POTENTIAL INCOME, OR PROFITS, TO BE DERIVED FROM THE PROPERTY, (3) THE REAL ESTATE, OR OTHER, TAXES OR SPECIAL ASSESSMENTS, NOW OR HEREAFTER PAYABLE ON ACCOUNT OF, OR WITH RESPECT TO, THE PROPERTY, (4) PURCHASER’S ABILITY OR INABILITY TO DEMOLISH THE IMPROVEMENTS OR OTHERWISE DEVELOP THE PROPERTY, (5) THE ENVIRONMENTAL CONDITION OF THE PROPERTY, OR (7) ANY OTHER MATTER RELATING TO THE PROPERTY.

18.    General Provisions.

(a)       Entire Agreement.    This Agreement and exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to sale of the Property and supersedes all prior or contemporaneous written or oral agreements, whether express or implied, related to the subject matter hereof.

(b)      Amendments.    This Agreement may be amended only by a written agreement executed and delivered by Seller and Purchaser.

(c)      Waivers.    No waiver of any provision or condition of, or default under, this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)      Time.    Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.

(e)       Assignment.    This Agreement may not be assigned by Purchaser without the consent of Seller. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Agreement, which assignment or attempted assignment shall be void if made without the written consent of Seller. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement, without the consent of Seller, to an Affiliate, including Purchaser’s Designee, provided the assignee assumes in writing all of the obligations of Purchaser to be performed under this Agreement in a form reasonably acceptable to Seller, and a draft of the proposed assignment and assumption agreement is delivered to Seller at least three (3) Business Days prior to the Closing which shall contain the proper name, jurisdiction and address of the assignee. Purchaser shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties set forth in Section 8 of this Agreement untrue or incorrect in any material respect and any such assignment shall be null and void and without force and effect. No assignment of this Agreement shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment.

(f)      Notices.    Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered (i) personally, in which case notice shall be deemed delivered upon receipt or refusal of delivery, (ii) by reputable overnight delivery service, in which case notice shall be deemed delivered on the date of deposit with such courier, or (iii) by fax, in which case notice shall be deemed delivered upon the mechanical confirmation of delivery, and shall be addressed to the respective party as set forth in this subsection (f). Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

To Seller:	c/o Capital Health Group, LLC Two West Baltimore Pike, Suite 350 Media, PA 19063 Attention: Mr. Kenneth R. Assiran Facsimile: 610-565-6198

with a copy to:	c/o Hunt Realty Investments, Inc. 1900 North Akard Street Dallas, Tx 75201 Attention: Michael Wallace Facsimile: 214-855-6996

with a copy to:	Blank Rome LLP One Logan Square Philadelphia, PA 19103-6996 Attention: Pelayo Coll, Esquire Facsimile: 215-832-5654

To Purchaser:

CHT Partners, LP

c/o CNL Financial Group, Inc.

450 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: Joseph Johnson, Chief Financial

Officer and Senior Vice President

Attention: Holly Greer, Esquire, General Counsel

and Senior Vice President

Facsimile: (407) 540-2544

with a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Attention: William T. Dymond, Jr., Esquire Facsimile: (407) 843-4444

(g)      Governing Law.    This Agreement shall be governed in all respects by the laws of the State of New York without regard to the laws regarding conflicts of laws.

(h)      Counterparts.    This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as a single instrument.

(i)      Construction.    Seller and Purchaser agree that each party and its counsel have reviewed and approved this Agreement, and that any rules of construction that provide that ambiguities be resolved against the drafting party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto. The words “include”, “including”, “includes” and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. As used in this Agreement, the neuter shall include the feminine and masculine, the singular shall include the plural, and the plural shall include the singular, except where expressly provided to the contrary. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.

(j)      No Recording.    Purchaser shall not, and shall not cause any other person to, record this Agreement or any memorandum or other evidence thereof in any public records. If Purchaser violates the terms of this Subsection (j), then this Agreement shall be deemed to be breached by Purchaser and, in Seller’s sole discretion, ipso facto terminated. Nothing herein shall be deemed to prevent Purchaser from filing a Notice of Settlement.

(k)      Public Announcement.    Seller and Purchaser agree to cooperate with each other to make an initial joint and/or coordinated public announcement following the Closing Date disclosing this Agreement and the Transactions contemplated hereby. Neither party shall make any public announcements during the pendency of this Agreement until the Closing Date or earlier termination thereof.

19.      Radon.    Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines may have been found in buildings in the states in which the Property is located. Additional information regarding radon and radon testing may be obtained from public health units of the county in which the Property is located.

20.      Diligence Materials.    Seller has delivered, or will deliver or make available within three (3) Business Days following the Effective Date, to Purchaser all plans, maps, descriptions, permits, certifications, licenses, approvals, environmental audits, and other diligence materials (the “Diligence Materials”) respecting the Property in Seller’s possession or control, which material shall be returned to Seller by Purchaser if Closing is not completed and Purchaser will not retain any copies. For purposes of this Agreement, Diligence Materials shall be deemed to include all Title Commitments, Surveys and results of Tests, including Phase 1 environmental reports and engineering reports relating to the physical condition of the Property. Purchaser shall make no claim under this Agreement, for breach of representation or warranty, indemnification or otherwise, in respect of a fact, circumstance or condition that is disclosed in the Diligence Materials or in the Purchaser Commissioned Reports except that the foregoing shall not prevent Purchaser from raising an objection as to any fact, circumstance or condition disclosed in the Title Commitment, Survey, the Diligence Materials or in the Purchaser Commissioned Reports and shall not prevent Purchaser from exercising any right to terminate this Agreement as provided herein on account of any such fact, circumstance or condition disclosed in the Diligence Materials or in the Purchaser Commissioned Reports whether or not such fact, circumstance or condition is contrary to a representation or warranty of Seller contained in this Agreement. The provisions of this Section 20 shall survive the closing of title.

21.      Facsimile and PDF Signatures.    The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures or signatures in portable document format (pdf) delivered by electronic mail, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or pdf signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or pdf signature. Purchaser and Seller each intend to be bound by its respective facsimile transmitted or pdf signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission or transmission by electronic mail of pdf signatures.

22.      Severability.     If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

23.      Like-Kind Exchange.    Purchaser acknowledges that Seller may, at Seller’s option, include Seller’s sale of the Property in a like-kind exchange under the Code. Purchaser shall reasonably cooperate with Seller and shall execute any documents reasonably required to permit Seller to effect such a like-kind exchange pursuant to the Code, provided that such like-kind exchange shall not delay the Closing or cause Purchaser to incur any additional liability or expense. Notwithstanding the foregoing, if Seller chooses to include the sale of the Property in a like-kind exchange under the Code, Seller shall inform Purchaser of that fact prior to the Due Diligence Deadline.

[Signatures on following pages]

IN WITNESS WHEREOF, the Purchaser has executed this Agreement on the date first above written.

Employer Identification No.:	PURCHASER:

REDACTED	CHT PARTNERS, LP, a Delaware limited partnership

	By:	CHT GP, LLC, a Delaware limited liability company, its General Partner

	By:	CNL Healthcare Trust, Inc., a Maryland corporation, its Sole Member

By:	/s/ Holly J. Greer
Name:	Holly J. Greer
Its:	Senior Vice President

IN WITNESS WHEREOF, each Seller has executed this Agreement on the date first above written.

SELLER:

Employer Identification No.:	FREDERICK REAL ESTATE, LLC, a Delaware limited liability company

REDACTED
	By:	/s/ Kenneth R. Assiran
		Name:	Kenneth R. Assiran
		Title:	President

Employer Identification No.:	FREDERICK OPERATING, LLC, a Delaware limited liability company

REDACTED
	By:	/s/ Kenneth R. Assiran
		Name:	Kenneth R. Assiran
		Title:	President

ACCEPTANCE AND APPROVAL BY ESCROW HOLDER

Escrow Holder hereby (i) acknowledges receipt of a fully executed copy or counterpart copies of the foregoing Agreement on this 31st day of October, 2012, (ii) agrees to establish an escrow and act as the Escrow Holder in accordance with the provisions of the Agreement. Escrow Holder further agrees to deliver immediately to Purchaser and Seller fully executed copies of the Agreement, and (iii) joins in the execution of the Agreement for the purpose of waiving any right of subrogation Escrow Holder may have under the owner’s policy of title insurance to be issued by Escrow Holder with respect to a breach of the Fee Title Representation; provided, however, that such waiver shall in no way impact any other subrogation rights that Escrow Agent may have pursuant to the owner’s policy of title insurance or the Agreement.

FIRST AMERICAN TITLE

By:	/s/ Scott A. Brown
Printed:	Scott A. Brown
Title:	Commercial Closer

Escrow No:

Escrow Officer and Address for Notices:

Wire Transfer Information:

OUR BANK: ABA ROUTING: OUR ACCOUNT NAME: ACCOUNT NUMBER: REFERENCE: PROJECT NAME: CLIENT NAME: ATTENTION:

Exhibits and Schedules to the Agreement

Exhibit A-1	Description of Facility

Exhibit A-2	Description of Land

Exhibit B	Intentionally Omitted

Exhibit C	Form of Deed

Exhibit D	Title Reports

Exhibit E	FIRPTA Affidavit

Exhibit F	Form of Assignment of Service Contracts

Exhibit G	Intentionally Omitted

Exhibit H	Intentionally Omitted

Exhibit I	Schedule of Vehicles and Equipment

Exhibit J	Rent Roll

Exhibit K	Employee Contracts and Matters

Exhibit L	Form of Assignment of Residency Agreements and Commercial Leases

Exhibit M Exhibit N Exhibit O Exhibit P	Form of Bill of Sale and General Assignment Form of Assignment of Intellectual Property Intentionally Omitted Owner’s Affidavit

Schedule 1	Retained Computer Software

Schedule 2 Schedule 3 Schedule 4 Schedule 5 Schedule 6	Service Contracts Environmental Reports Commercial Leases Licenses and Permits Related Property

Schedule 7 Schedule 8 Schedule 9 Schedule 10 Schedule 11 Schedule 12 Schedule 13 Schedule 14 Schedule 15	Intellectual Property Third-Party Assets Litigation Construction Contracts Employee Claims Fixed Asset Schedule Plans of Correction Property Manager’s proprietary materials Option Properties